Exhibit 10.33

Loan Agreement

Dated as of March 1, 2016

Between

RPT FLATS AT CARRS HILL, LLC, a Delaware limited liability company as Borrower

and

NATIONWIDE LIFE INSURANCE COMPANY,

as Lender

Premises:	592 Oconee St.
Athens, Georgia

Loan Number:	00-1102522

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II LOAN		8

2.1	The Loan	8
2.2	Use of Proceeds	8
2.3	Payment Provisions	8
2.4	Application of Payments	8
2.5	Late Payment Charge	9
2.6	Prepayment	9
2.7	Savings Clause; Severability	10

ARTICLE III REPRESENTATIONS AND WARRANTIES		10

3.1	Existence, Power and Authority	10
3.2	Purchase Options	10
3.3	Status of the Property	11
3.4	No Misrepresentations	12
3.5	No Material Adverse Change	12
3.6	No Defaults, Violations or Offsets	12
3.7	Litigation	12
3.8	OFAC	13
3.9	Tax Returns	13
3.10	Environmental Matters	13
3.11	Intellectual Property	14
3.12	Regulatory Matters	14
3.13	Solvency	14
3.14	ERISA	14
3.15	Survival of Representations	14

ARTICLE IV AFFIRMATIVE COVENANTS		15

4.1	Payment and Performance of Obligations	15
4.2	Continuation of Existence and Authority	15
4.3	Taxes and Other Charges	15
4.4	Lien Priority	16
4.5	Property Maintenance and Management	16
4.6	Compliance with Laws and OFAC	17
4.7	Property Reports	18
4.8	Borrower’s Estoppel Certificate	19
4.9	Additional Reporting Requirements	19
4.10	Compliance with Loan Document; Further Assurances	19
4.11	Special Purpose Entity; Separateness	20
4.12	Leases	22
4.13	Miscellaneous Property Agreements	24

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

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ARTICLE V NEGATIVE COVENANTS		24

5.1	Use Violations	24
5.2	Waste	24
5.3	No Disposition	24
5.4	Change of Name or Address	24
5.5	ERISA	24
5.6	Zoning	24
5.7	Mineral Rights	25
5.8	Alteration, Removal, Building and Change in Use of Property	25
5.9	Liens, Charges and Encumbrances	25

ARTICLE VI INSURANCE, CASUALTY, CONDEMNATION		26

6.1	Insurance	26
6.2	Borrower’s Obligation	28
6.3	Lender’s Rights	29
6.4	Condemnation	31

ARTICLE VII TRANSFERS AND DISPOSITIONS		32

7.1	Transfers and Dispositions	32
7.2	Permitted Disposition	33
7.3	Dealing with Transferees	34
7.4	Pre-Approved Dispositions	34

ARTICLE VIII EVENTS OF DEFAULT		37

8.1	Event of Default	37
8.2	Remedies	39
8.3	Application of Proceeds	41
8.4	Payment of Costs	42
8.5	Setoff	42
8.6	Miscellaneous	43
8.7	Cross Default	44

ARTICLE IX MISCELLANEOUS		44

9.1	Notices	44
9.2	Preservation of Rights	45
9.3	Illegality	45
9.4	Changes in Writing	45
9.5	Entire Agreement	46
9.6	Counterparts	46
9.7	Successors and Assigns	46
9.8	Interpretation	46
9.9	Terms of Application Survive Closing	46
9.10	No Consequential Damages, Etc.	46
9.11	Governing Law and Jurisdiction	47
9.12	Modification Not an Impairment of Security	47
9.13	Replacement Documents	47
9.14	Sole Discretion of Lender	47

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

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9.15	Expenses	48
9.16	Increased Costs	48
9.17	UCC Financing Statements	48
9.18	Secondary Market	48
9.19	WAIVER OF JURY TRIAL	49
9.20	Time of the Essence	49

ARTICLE X LIMITATION OF LIABILITY		49

10.1	Non-Recourse Liability	49
10.2	Full Recourse Liability	50

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is entered into as of March 1, 2016, between RPT FLATS AT CARRS HILL, LLC, a Delaware limited liability company (“Borrower”), with an address at c/o Deutsche Asset Management, 101 California Street, 24th Floor, San Francisco, CA 94111, and NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation (together with its successors and assigns, “Lender”), with an address at One Nationwide Plaza, Fifth Floor, Columbus, Ohio 43215, ATTN: Real Estate Investments (1-05-701).

RECITALS

A.

Borrower owns certain real property described in Exhibit A attached hereto and the improvements thereon. Borrower desires to obtain the Loan (as defined below) from Lender which Loan shall be secured in part by such assets of Borrower.

B.	Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents (as defined below).

In consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means an entity in which Borrower has either a direct or indirect ownership interest or which is managed and controlled, directly or indirectly, by Borrower or the parties which manage and control Borrower, including Guarantor.

“Application” means that certain Commercial Mortgage Loan Application submitted by or on behalf of Borrower in connection with the Loan and accepted by Lender on February 23, 2016.

“Appurtenances” is defined in the Security Instrument.

“Assignment” means that certain Assignment of Leases, Rents and Profits, dated as of the Closing Date, executed by Borrower in favor of Lender, securing Borrower’s obligations under the Note and encumbering, among other things, the Leases and Rents derived from the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“at Par” means without the payment of any Prepayment Premium.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

“Award(s)” is defined in Section 6.4(b).

“Borrower’s Knowledge” (including the phrases “to Borrowers’ knowledge”, “to any Borrower’s knowledge”, or comparable phrases [including “to the best of” a Borrower’s knowledge]) means with respect to Borrower, the current knowledge of Anne-Marie Vandenberg, who is charged with responsibilities relating to the ownership, management and operation of the Property, after reasonable and prudent inquiry consistent with his/her management responsibilities, including inquiry of any property manager.

“Borrower Parties” means, collectively, Borrower, any Guarantor and any other individuals and/or entities that are parties to the Loan Documents (other than Lender, any unaffiliated property manager and any Lender agent).

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks are authorized or required to be closed in Columbus, Ohio.

“Carveout Guaranty” and “Carveout Guarantor” are inapplicable.

“Charges” is defined in Section 2.7.

“Closing Date” means March 1, 2016.

“Code” means the Uniform Commercial Code, as adopted by the State, as amended from time to time.

“Damage” is defined in Section 6.2.

“Default Rate” means an amount equal to the lesser of either (a) the highest rate of interest then allowed by the Laws of the State or, if controlling and not in violation of the Laws of the State, the Laws of the United States, or (b) the then applicable rate of interest of the Note plus 500 basis points per annum; all interest at the Default Rate owing under the Loan Documents shall be added to and become a part of the Indebtedness.

“Disposition” is defined in Section 7.1.

“Embargoed Person” means any person, entity or government, subject to trade restrictions under applicable Laws, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower is prohibited by applicable Law or Borrower is in violation of applicable Law.

“Enforcement Costs” means any and all costs and expenses incurred by Lender in connection with the enforcement of any of Lender’s rights and/or remedies under the Loan Documents, including, but not limited to reasonable attorney fees and third party reports or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out” or of any insolvency or bankruptcy proceeding.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

“Environmental Laws” is defined in the Indemnity Agreement.

“Event of Default” is defined in Section 8.1.

“ERISA” is defined in Section 3.14.

“Existing Use” means multifamily use.

“Financial Statements” refers to any of the financial statements provided to Lender in connection with the Loan, including, but not limited to those provided pursuant to Section 4.7 hereof.

“Fixtures” is defined in the Security Instrument.

“Form Lease” is defined in Section 4.12(b).

“Governing Documents” is defined in Section 3.6(a).

“Governmental Authority” means any governmental and quasi-governmental bodies and authorities, local, state or federal, having jurisdiction over Borrower, Guarantor or the Property or any part thereof.

“Guaranty Agreement” means individually or collectively, the Indemnity Agreement, Carveout Guaranty (if any) and Payment Guaranty (if any), as applicable, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guarantor” means individually or collectively, the Indemnitor, the Carveout Guarantor (if applicable) and Payment Guarantor (if applicable).

“Hazardous Substances” is defined in the Indemnity Agreement.

“Impositions” is defined in Section 4.3(a).

“Improvements” is defined in the Security Instrument.

“Indebtedness” means (i) the principal and accrued but unpaid interest, from time to time, evidenced by the Note; (ii) any other amounts, payments, obligations, reimbursements, costs, interest, or premiums payable by Borrower to Lender under the Loan Documents; (iii) such additional or future sums (whether or not obligatory), with interest thereon, as may hereafter be borrowed from Lender when evidenced by a promissory note which, by its terms, is secured by the Security Instrument (it being contemplated by Borrower and Lender that such future indebtedness may be incurred); (iv) any and all other indebtedness, obligations, and liabilities of any kind or character of Borrower to Lender, now or hereafter existing, absolute or contingent, due or not due, arising by operation of law or otherwise, direct or indirect, primary or secondary, joint, several, joint and several, fixed or contingent, secured or unsecured, including indebtedness, obligations, and liabilities to Lender of Borrower as a member of any partnership, joint venture, trust or other type of organization, and whether incurred by Borrower as principal, surety, endorser, guarantor, accommodation party or otherwise; and (v) any and all renewals,

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modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements, and extensions of any of the foregoing. Notwithstanding the foregoing provisions of this definition, this Agreement, the Security Instrument and the other Loan Documents shall not secure any such other Indebtedness with respect to which Lender is by applicable Law prohibited from obtaining a Lien on real estate, nor shall this definition operate or be effective to constitute or require any assumption or payment by any Person, in any way, of any debt or obligation of any other Person to the extent that the same would violate or exceed the limit provided in any applicable usury or other Law.

“Indemnitor” is defined in the Indemnity Agreement.

“Indemnity Agreement” means that certain Indemnity Agreement executed by Indemnitor on or about the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Owners” means Person(s) owning an interest (directly or indirectly) in excess of fifteen percent (15%) in Borrower.

“Interest Rate” is defined in Section 2.3(a).

“Late Charge” means an amount equal to the lesser of (i) the maximum late payment charge permitted by applicable law or (ii) 5% of any full monthly installment of principal and/or interest, tax and/or insurance deposit payments, protective advances and lump sum payments and any deposits that may be required to be made by Borrower into any deposit or reserve accounts pursuant to the terms of the Loan Documents.

“Law”, individually, or “Laws” collectively, means the provisions of all permits and licenses and all statutes, laws (including any health or safety law governing Borrower, its business, operations, property, assets or equipment, or the Property), ordinances, rules, requirements, resolutions, policy statements and regulations of any applicable Governmental Authority and interpretations thereof now or hereafter applicable to, or bearing on, the construction, development, maintenance, use, operation, sale, financing or leasing of the Property or any part thereof, or any adjoining sidewalks, streets, ways, parking areas or driveways, or the formation, existence, business or good standing of Borrower, or protection of the environment or applicable to Lender’s exercise of its rights under the Loan Documents.

“Lease”, individually, or “Leases”, collectively, means any and all leases, master leases, subleases, licenses, concessions, or other agreements (whether written or oral, or now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use or occupy, all or any part of the Property, together with all guarantees thereof and security and other deposits related thereto (to the extent same are not Rents), and all other rights and benefits arising from the Leases except the Rents, and any and all amendments, extensions, expansions, renewals or restatements thereto or thereof.

“Lien” shall mean any lien, mortgage, pledge, security interest, financing statement, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any Lease in the nature thereof, but excluding Permitted Encumbrances) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, or other encumbrance of any kind.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

“Loan” means the loan in the aggregate principal amount of FOURTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($14,500,000.00) to be funded by Lender to Borrower under the terms of and subject to this Agreement, to be evidenced by the Note and to be secured by the Loan Documents.

“Loan Amount” means an amount equal to FOURTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($14,500,000.00).

“Loan Documents” means this Agreement, the Note, the Security Instrument, the Assignment, the Guaranty Agreement and all other documents and instruments executed as further evidence of, as additional security for or executed in connection with the Loan.

“Loan Month” means each full calendar month during the term of the Loan beginning with March 1, 2016.

“Manager” means Borrower’s general partner, manager, sole member or managing member, if an entity, as applicable. As of the date hereof, Manager is inapplicable.

“Material Adverse Change” means any event, circumstance, fact, condition, development or occurrence that has had or could be expected to have a Material Adverse Effect.

“Material Adverse Effect” means any act, event, condition or circumstance which could materially and adversely affect (i) the business, operations, condition (financial or otherwise), prospects, liabilities, assets, results of operations, capitalization, liquidity or any properties of Borrower or any Interest Owners taken as a whole; (ii) the value of the Property; (iii) the ability of Borrower or any Guarantor to pay and perform the Indebtedness or the other Obligations; or (iv) the validity, enforceability or binding effect of any of the Loan Documents.

“Material Default” means those Events of Default listed in Section 8.1(a).

“Maturity Date” means March 1, 2026.

“Minimum Parking Requirement” means 311 parking spaces for standard-size American automobiles located on the Property.

“Note” means that certain Promissory Note dated as of the Closing Date, in the original principal amount of FOURTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($14,500,000.00), executed by Borrower and payable to the order of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“Notice” means any notice, consent, request, report or other communication under this Agreement, the Indemnity Agreement or any other Loan Document given in accordance with Section 9.1.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

“Obligations” means any and all of the covenants, conditions, warranties, representations, and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower, Guarantor or any Borrower Party to Lender as set forth in the Note, this Agreement or any of the other Loan Documents.

“OFAC” is defined in Section 3.8(a).

“Payment Date” means that certain date specified in Section 2.3(b) or such other date that a payment is required to be made pursuant to the terms of the Loan Documents, as applicable.

“Payment Guarantor” is not applicable.

“Payment Guaranty” is not applicable.

“PCA” means that certain Property Condition Assessment covering the Property prepared by Real Estate Diligence, LLC under its Project No. 0216RREE.01 and dated January 21, 2016.

“Permitted Encumbrances” means those matters accepted by Lender as set forth in the title insurance commitment or proforma policy issued to Lender precedent to the issuance of a Loan Policy of Title Insurance insuring the first lien priority of the Security Instrument.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, limited partnership, unincorporated organization, real estate investment trust or any other form of entity, association, pension, profit-sharing or other employee benefit plans, trust, estate, guardian, trustee, executor, administrator, agent, committee, trustee in bankruptcy, receiver, assignee for the benefit of creditors or other individual acting in a representative or fiduciary capacity or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Phase I” means that certain Phase I Environmental Site Assessment covering the Property prepared by TRC Environmental Corporation under its Project No. 243843 and dated September 22, 2015.

“Prepayment Premium” means the following:

(a) Prior to the 97th Loan Month, a sum equal to the greater of: (i) an amount equal to the sum of (x) the present value of the scheduled monthly payments due under this Agreement from the date of prepayment to the Maturity Date, and (y) the present value of the amount of principal and interest due under this Agreement on the Maturity Date (assuming all scheduled monthly payments due prior to the Maturity Date were made when due), minus (z) the outstanding principal balance of the Loan as of the date of prepayment; or (ii) one (1%) percent of the outstanding principal balance of the Loan at the time of prepayment. The present values described in (i)(x) and (i)(y) above shall be computed on a monthly basis as of the date of prepayment discounted at the yield-to-maturity of the U.S. Treasury Note or Bond closest in maturity to the Maturity Date of the Loan as reported by the Bloomberg Service or another comparable financial market resource designated by Lender on the fifth (5th) Business Day preceding the date of prepayment;

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

(b) During Loan Month 97 through Loan Month 102, an amount equal to two percent (2.0%) of the outstanding principal balance of the Loan as of the date of prepayment; and

(c) During Loan Month 103 through Loan Month 114, an amount equal to one percent (1.0%) of the outstanding principal balance of the Loan as of the date of prepayment.

“Property” is defined in the Security Instrument.

“Protective Advance” is defined in Section 8.2(a).

“Qualified Transferee” shall refer to any transferee that meets Lender’s then current underwriting standards for new borrowers, including, but not limited to the proposed transferee’s (including its affiliates): (i) creditworthiness, (ii) experience in owning, managing and operating properties similar to the Property; (iii) financial condition; (iv) compliance with Lender’s Patriot Act and OFAC requirements; and (v) not having a prior negative borrowing history.

“Real Property” is defined in the Security Instrument.

“Regulation U” refers to §12 C.F.R. 221.

“Rents” is defined in the Security Instrument.

“Restoration” is defined in Section 6.2.

“Security Instrument” means that certain Deed to Secure Debt and Security Agreement, dated as of the Closing Date, executed by Borrower in favor of Lender, securing Borrower’s obligations under the Note and encumbering, among other things, the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Property” is defined in the Security Instrument.

“State” means Georgia.

“Taking” is defined in Section 6.4(a).

“Termination Fees” means any and all fees required to be paid, payable or paid by any tenant of any portion of the Property in order to terminate its lease, license or rental agreement, including any amounts paid in connection with termination or rejection of a Lease in a bankruptcy or other similar proceeding (including any claims, proofs of claims or other rights relating to the future right to receive payment of such amounts) and retention by Borrower of any security deposit or the proceeds of any letter of credit given as a security deposit following termination.

“Transferee” is defined in Section 7.2.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

ARTICLE II

LOAN

2.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender has made and Borrower has accepted the Loan on the Closing Date in the Loan Amount. Any portion of the Loan borrowed and repaid hereunder may not be reborrowed. The foregoing will not be deemed to limit or restrict the disbursement to Borrower of any deposits, holdbacks, accounts, reserves or proceeds of insurance or Awards that are to be disbursed to Borrower under other provisions of this Agreement or the other Loan Documents. The Loan shall be evidenced by this Agreement, the Note and the other Loan Documents and shall be secured by the Security Instrument, the Assignment and the other Loan Documents.

2.2 Use of Proceeds. Borrower shall use the proceeds of the Loan disbursed to it (a) to pay to Lender the amounts due under the Loan Documents and (b) for Borrower’s general business purposes (including acquisition of Borrower’s interest in the Property or repayment of a previous financing arrangement, if applicable). The Loan is for business and commercial use and is not for personal, family or household purposes. Substantially all of the proceeds of the Loan are being used to acquire, refinance or improve or protect an interest in real property (as that term is defined in United States Treasury regulations §1.860G - 2(a)(4)) which interest in real property is the only security for the Loan or the fair market value of such interest in real property is at least equal to 80% of the principal amount of the Loan.

2.3 Payment Provisions.

(a) Interest accrued on the unpaid principal balance of the Note from the date of disbursement through and including March 31, 2016 at the rate of 3.63% per annum (the “Interest Rate”), shall be due and payable on the disbursement date of the Loan. In the event that disbursement occurs on the first of the month, then there shall be no payment of interim interest and the first payment due from Borrower hereunder shall be in accordance with subsection (b) below.

(b) Thereafter, monthly installments of interest only on the unpaid principal balance of the Note at the Interest Rate, shall be due and payable in 119 consecutive monthly installments commencing on April 1, 2016 and continuing on the first day of each calendar month thereafter (a “Payment Date”), with each such installment to be in the sum of $43,862.50, without deduction or set-off.

(c) The unpaid principal balance of the Note, and all accrued unpaid interest thereon (if not sooner paid), shall be due and payable in full on the Maturity Date.

2.4 Application of Payments. Each payment received by Lender with respect to the Note shall be applied: first, to the payment of any Prepayment Premium; second, to the payment of any Late Charge or other such Charges as provided in this Agreement or in the other Loan Documents; third, to the repayment of any amounts advanced by Lender in accordance with this Agreement or the other Loan Documents for insurance premiums, taxes, assessments, or for preservation or protection of the collateral covered by the Loan Documents (including all legal

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costs associated therewith); fourth, to the payment of accrued unpaid interest on the Note, and the balance, if any, shall be applied to the reduction of the outstanding principal balance of the Note (subject to the terms hereof), or in such other order or proportion of said obligations as Lender, in Lender’s sole discretion, may determine. Interest due hereunder shall be calculated on the basis of a 360-day year (composed of twelve 30-day months) except the payment due under Section 2.3(a) above which shall be calculated on the actual number of days. All payments on the Loan shall be made by automated clearing house (ACH) auto-debit funds transfer, or such other method of payment as Lender may, in its sole discretion, approve in advance.

2.5 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not received by Lender by the later of (a) the Payment Date or (b) the date specified by applicable Law as the last date that must pass before Lender may legally charge a Late Charge, Borrower shall pay to Lender a Late Charge to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Notwithstanding the foregoing, Lender may not collect a Late Charge for the payment due on the Maturity Date or acceleration of the Loan. The Late Charge shall be due and payable on the next Payment Date thereafter, whether or not Lender shall have billed Borrower for such charges, or upon demand if there shall be no succeeding Payment Date thereafter. Any such amount shall be secured by the Security Instrument and the other Loan Documents. Borrower acknowledges that the Late Charge is a fair and reasonable estimate, considering all of the circumstances existing on the date of execution of this Agreement, of the cost the Lender will incur by reason of such late payment.

2.6 Prepayment. Borrower shall not have the right to prepay all or any part of the Loan at any time except as expressly provided for herein. Borrower shall have the right to prepay, in full but not in part, the Loan, provided that, as conditions precedent, Borrower: (i) gives Lender not less than thirty (30) days prior Notice (which Notice shall be revocable) of Borrower’s intention to prepay the Loan; (ii) pays to Lender the Prepayment Premium, if any, then due and payable to Lender; and (iii) pays to Lender all other amounts then due under the Loan Documents. If all or any portion of the Prepayment Premium calculation in this Section 2.6 and in the definition of Prepayment Premium shall be amended, altered, severed, voided or determined to be not enforceable by any court or other governmental entity and Lender and Borrower do not execute a Make Whole Amendment (as hereinafter defined), or if Borrower brings an action or raises as a defense to a suit brought by Lender that the Prepayment Premium is void and/or unenforceable, the entire voluntary prepayment privilege set forth in this Section 2.6 shall be deemed null and void, and of no further force and effect. Commencing at the beginning of the 115th Loan Month, Borrower may prepay the full outstanding principal balance of the Loan, at Par. If the prepayment of the Loan occurs on a date other than the Maturity Date, interest shall be calculated based upon the actual days including the day of prepayment. As used herein, a “Make Whole Amendment” shall be an amendment to the Loan Documents approved by Lender, in Lender’s sole and absolute discretion, that provides a legally enforceable alternative to the Prepayment Premium and enables Lender to collect an amount equal to the Prepayment Premium from Borrower in connection with any prepayment of the Loan and that includes an indemnity from Borrower and any Carveout Guarantor that protects Lender from any and all losses associated with the execution and performance of the Make Whole Amendment.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

2.7 Savings Clause; Severability. Notwithstanding anything in any of the Loan Documents to the contrary, if at any time the Interest Rate, together with all fees, charges, and other amounts that are treated as interest on the Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable Law, the Interest Rate, together with all Charges, shall be limited to the maximum lawful rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section 2.7 shall be cumulated and the interest and Charges payable to Lender in respect of other periods shall be increased (but not above the maximum lawful rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by Lender. Any amount collected by Lender in excess of that which can be spread over the life of the Loan in accordance with this Section 2.7 shall be promptly refunded to Borrower and shall be deemed by the parties to never have been charged at all.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower hereby unconditionally represents and warrants to Lender, as of the Closing Date, the following:

3.1 Existence, Power and Authority.

(a) Borrower. Borrower is a duly organized, validly existing limited liability company, in good standing under the Laws of the State and the State of Delaware. Borrower’s U.S. Employer’s tax identification number is 47-5021621. Borrower is not in violation of any Laws relating to its structure, including, but not limited to, Federal securities laws, blue sky laws and other Laws, or the rules or regulations of the Securities and Exchange Commission. Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and Borrower is duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents and has full power and lawful authority to encumber and convey the Property pursuant to the terms of the Loan Documents. The execution of the Loan Documents will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under any Law, order or judgment of any court, Governmental Authority, or the Governing Documents (as defined below) of Borrower, or (ii) any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected, and will not result in the creation or imposition of any Lien upon any of its properties or assets except for those in the Loan Documents.

(b) Authorized Signatory. The individual executing the Loan Documents on behalf of Borrower is duly authorized to execute and deliver the Loan Documents.

3.2 Purchase Options. No person has any outstanding exercisable rights with respect to the purchase or sale of any portion of the Property, including, without limitation, any right of first offer or refusal, or purchase option.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

3.3 Status of the Property

(a) Flood Zone. The Real Property is not located in an area identified by the Secretary of Housing and Urban Development, the Federal Emergency Management Agency or a successor thereto as an area having special flood hazards pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as amended, or any successor Law.

(b) Utilities. The Property is served by all utilities in adequate supply required for its Existing Use.

(c) Casualty. The Property is free from material damage caused by fire, flood, explosion, environmental spill or any other casualty.

(d) Access. All streets necessary to serve the Real Property have been completed, are serviceable, are legally open, and Borrower has unrestricted access from public roads to the Real Property and the Improvements.

(e) Condemnation. There is no condemnation or similar proceeding pending or, to Borrower’s Knowledge, threatened affecting any part of the Property.

(f) Accessibility. The Property is accessible to and usable by persons with disabilities and complies with the accessibility requirements of The Fair Housing Act of 1988 (if applicable), The Americans with Disabilities Act, 42 U.S.C.A. § 121.01 et seq. (the “ADA”), and the regulations thereunder promulgated by the U.S. Architectural and Transportation Barriers Compliance Board (36 C.F.R. § 1191 et seq.) and by the U.S. Department of Justice (28 C.F.R. Part 36), including, without limitation, the ADA Accessibility Guidelines for Buildings and Facilities attached as an appendix to said regulations.

(g) Environmental. To Borrower’s Knowledge, except as disclosed by the Phase I, the Property is not in violation of any Environmental Law relating to conditions in, on, under or about the Property including but not limited to soil and groundwater conditions to which exposure is prohibited, limited or regulated by any such Environmental Law and neither Borrower nor, to Borrower’s Knowledge, any third party has used, generated, manufactured, stored or disposed of in, on, under or about the Property or transported to or from the Property any Hazardous Substances.

(h) Licenses; Permits; Zoning. Borrower has all necessary (i) certificates, licenses, and other approvals, governmental or otherwise, for the operation of the Property and the conduct of its business; and (ii) zoning, building, code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and to Borrower’s Knowledge, not subject to revocation, suspension, forfeiture or modification.

(i) Plans and Specifications. Borrower is in possession of limited plans and specifications for the Property and any such plans and specifications will be maintained at the Property and available for Lender’s review upon request. In addition, Borrower will provide Lender any such plans and specifications upon Lender’s request.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

3.4 No Misrepresentations.

(a) All materials, reports, Financial Statements, leasing certifications, and other information pertaining to the Borrower Parties and the Property which were or are prepared by the Borrower Parties (and/or their Affiliates) and delivered by the Borrower Parties to Lender, and/or to Borrower’s Knowledge, other information delivered to Lender, are true, correct and complete in all material respects.

(b) All materials, reports, Financial Statements and other information pertaining to the Borrower Parties and the Property which were prepared by third parties unaffiliated with the Borrower Parties (as required by Lender or as to such matters Lender determines appropriate for the Borrower Parties to engage third parties to provide the same) and delivered to Lender and any of the Borrower Parties (and/or their Affiliates) are, to Borrower’s Knowledge (after having reviewed such materials, reports, Financial Statements and other information), true, correct and complete in all material respects.

(c) None of the Loan Documents contains any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the other Loan Documents not misleading.

3.5 No Material Adverse Change. Since the date of the execution of the Application no Material Adverse Change has occurred, and to Borrower’s Knowledge, there is no fact which may reasonably be expected to have a Material Adverse Effect and which has not otherwise been fully set forth in this Agreement or in the other Loan Documents.

3.6 No Defaults, Violations or Offsets.

(a) There are no Events of Default under this Agreement or any defaults or violations by Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if Borrower is a corporation, its operating agreement or certificate of organization if Borrower is a limited liability company, or its other organizational documents, as applicable (collectively, the “Governing Documents”); (ii) to Borrower’s Knowledge, any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any Law, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any Law, the action of any court or any Governmental Authority.

(b) There are no set-offs, defenses or counterclaims to the payment of the Loan.

3.7 Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Borrower’s Knowledge, threatened in writing against the Borrower Parties and there is no basis to Borrower’s Knowledge for any action, suit, proceeding or investigation which could result in a Material Adverse Change.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

3.8 OFAC.

(a) Borrower and each Person(s) owning an interest in Borrower is not (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) a Person(s) with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law or Executive Order of the President of the United States;

So long as Borrower is RPT Flats At Carrs Hill, LLC, the preceding paragraph shall have no force or effect and the following paragraph shall be inserted in its place: Borrower, Borrower’s investment advisor, RREEF Property Operating Partnership, LP, RREEF Property Trust, Inc., each Interest Owner, and, to Borrower’s Knowledge, each other Person owning an indirect interest in Borrower is not (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) a Person(s) with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law or Executive Order of the President of the United States;

(b) None of the funds or other assets of Borrower constitute property of, or are or will be beneficially owned, directly or indirectly, by any Embargoed Person;

(c) No Embargoed Person has any interest of any nature whatsoever in Borrower (whether directly or indirectly);

(d) None of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower is prohibited by Law or that the Loan Documents are in or will be in violation of Law;

(e) Borrower has implemented procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times; and

(f) Borrower has complied with all requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect.

3.9 Tax Returns. Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.10 Environmental Matters. Borrower is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, stores Security Property, arranges or has arranged for disposal or treatment of Hazardous Substances, solid waste or other waste, accepts or has accepted for transport any Hazardous Substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

otherwise disclosed to Lender, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to Borrower’s Knowledge, threatened against Borrower, any real property which Borrower holds or has held an interest or any past or present operation of Borrower. No release, threatened release or disposal of Hazardous Substances is occurring, or to Borrower’s Knowledge has occurred, on, under or to any real property in which Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other person.

3.11 Intellectual Property. To the extent there are any, Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower.

3.12 Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time in effect or for any purpose which violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.

3.13 Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) Borrower will not have unreasonably small capital for the business in which it is engaged.

3.14 ERISA. (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of Employee Retirement Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true: (1) Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. § 2510.3-101(b)(2); (2) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, certifying to Lender that the representation and warranties contained in this Section are true, correct and complete in all material respects.

3.15 Survival of Representations. The representations and warranties of Borrower set forth in this Article III, elsewhere in this Agreement, in the other Loan Documents and in the Indemnity Agreement shall survive for so long as the Indebtedness has not been fully paid and the Obligations have not been fully satisfied; provided, however, that the representations and

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

warranties set forth in the Indemnity Agreement shall survive as stated therein. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation hereafter made by Lender or on its behalf. Borrower will immediately notify Lender in writing if any of the representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In addition, Borrower will, at the request of Lender, provide such information as may be reasonably requested by Lender to determine Borrower’s compliance with the terms hereof.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower hereby unconditionally covenants and agrees with Lender, until the Indebtedness has been indefeasibly paid in full and the Obligations have been indefeasibly paid, fully performed and discharged, as follows:

4.1 Payment and Performance of Obligations. Borrower shall timely pay the Indebtedness and perform or cause to be performed the Obligations pursuant to the terms of this Agreement.

4.2 Continuation of Existence and Authority. Borrower will maintain in good standing its existence, franchises, rights and privileges under the Laws of the State of Delaware and its rights to transact business in the State, including its right to borrow under this Agreement and perform all of its other terms and provisions of the Loan Documents, and will not dissolve, terminate or otherwise dispose, directly or indirectly or by operation of law, of all or substantially all of its assets or change its legal structure from a limited liability company organized under the State of Delaware.

4.3 Taxes and Other Charges.

(a) Payment. Borrower will duly pay and discharge, or cause to be paid and discharged, not later than the earlier to occur of (i) the due date thereof; (ii) the date any fine, penalty, interest or cost may be added thereto or imposed; or (iii) the date prior to any date any Lien may be filed for the nonpayment thereof (if such date is used to determine the due date of the respective item) all (A) general taxes, special taxes, assessments (including assessments for benefits from public works or improvements whenever begun or completed), utility charges, water charges, sewer service charges, common area maintenance charges, if any, vault or space charges and all other like charges against or affecting the Property or against any property or equipment located on the Property, or which might become a Lien on the Property; (B) income taxes, franchise taxes, and other taxes owing by Borrower the non-payment of which would result in a Lien against the Property or otherwise diminish or impair the security of the Security Instrument; (C) any stamp taxes which may be required to be paid in connection with the Security Instrument; and (D) all taxes (excluding income taxes of Lender), charges, filing, registration, and recording fees, excises and levies imposed upon Lender by reason of or in connection with the execution, delivery and/or recording of the Loan Documents or the

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

ownership of the Security Instrument or any Security Instrument supplemental hereto, any security instrument with respect to any equipment or any instrument of further assurance, and all corporate, stamp and other taxes required to be paid in connection with the Loan (collectively, the “Impositions”). Borrower will also pay any penalty, interest or cost for non-payment of Impositions which may become due and payable, and such penalties, interest or cost shall be included within the term Impositions. Unless Borrower is required to make monthly deposits pursuant to this Agreement or any other Loan Document, Borrower shall deliver official receipts evidencing the payment of all Impositions (other than monthly utility charges) to Lender not later than thirty (30) days following the payment of the same.

(b) Monthly Deposits. In order to assure compliance with Borrower’s obligations pursuant to Section 4.3 and Section 6.1, Borrower shall deposit with Lender, together with and in addition to each monthly payment due on account of the Loan, an amount equal to one-twelfth of the annual total of such Impositions and insurance premiums (all as estimated by Lender in its sole discretion) so that, at least thirty (30) days prior to the due date thereof, Lender shall be able to pay in full all such Impositions and insurance premiums. Lender may hold the sums so deposited without paying interest, commingle same with its general funds and/or apply the same to the payment of Impositions and insurance premiums. If at any time the funds held by Lender are insufficient to pay such Impositions and insurance premiums, Borrower shall immediately, upon Notice and demand by Lender, deposit with Lender the amount of such deficiency. If Borrower fails to make timely payments pursuant to the terms of this Section 4.3, Lender, at Lender’s sole option, shall have the right to make such payments pursuant to the terms of this Agreement. Upon and following the occurrence of an Event of Default, Lender may, at Lender’s sole option but without an obligation so to do, apply any funds held pursuant to the terms of this Section 4.3(b) toward the payment of the Indebtedness, notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Indebtedness may otherwise be adequately secured, in such order and manner of application as Lender may elect.

(c) Contests. Borrower may contest, in good faith and in accordance with applicable Laws and procedures, the proposed assessment of ad valorem taxes or special assessments by Governmental Authorities having jurisdiction over the Property; provided, however, Borrower shall give Notice of its intent to bring such an action to Lender. Any such contest, however, shall not relieve Borrower of its obligation to pay all Impositions in full, and Lender may, in its sole discretion, require Borrower to post a bond or other collateral satisfactory to Lender (and acceptable to the title company insuring the Security Instrument to insure over any Lien described in this Section 4.3(c)) as a result of Borrower’s act.

4.4 Lien Priority. Borrower will protect and preserve the first lien and security interest status of the Security Instrument.

4.5 Property Maintenance and Management.

(a) Borrower will (i) operate and maintain the Property in good order, repair and operating condition, ordinary wear and tear excepted and shall not commit or permit any misuse or waste thereof; (ii) promptly make all necessary repairs, renewals, replacements, and improvements thereto, necessary to insure that the same as part of the security for the Security

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Instrument shall not in any way be diminished or impaired; (iii) replace fixtures and personal property as and when appropriate with fixtures or personal property comparable thereto when new; (iv) maintain all utilities required for the Existing Use; and (v) make such repairs as Lender may reasonably require, and from time to time make all needful and proper replacements so that the Improvements, Fixtures and Security Property shall at all times be in good condition, fit and proper for the respective purposes for which they were originally erected or installed. Borrower shall only use contractors who are properly licensed, who carry workers’ compensation insurance and appropriate liability insurance, who generally have a good reputation for completing their work in a neat, prompt and workmanlike manner, and use only new or re-manufactured goods of a quality as good or better than that originally used on the Property in connection with any work at the Property.

(b) Borrower will maintain all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the operation of all or any part of the Property, and the occupancy and use of the Property, including, where appropriate, a permanent certificate of occupancy and all required zoning ordinance, building code, land use, environmental and other similar permits or approvals, all of which as of the date hereof are in full force and effect and to Borrower’s Knowledge, not subject to any revocation, amendment, release, suspension or forfeiture.

(c) Borrower shall construct and maintain all curbs, drives and parking areas existing as of the Closing Date. Borrower shall maintain at all times a number of parking spaces equal to or greater than the greater of (i) the Minimum Parking Requirement, (ii) the number required by any Laws or any governmental body, agency or authority having jurisdiction over Borrower or the Property, and (iii) the number required by the terms of all Leases.

(d) The initial manager of the Property shall be D.P. Preiss Company, Inc., a North Carolina corporation, or such other manager as may be first approved in writing by Lender. Any leasing agent of the Property, if other than Borrower or the foregoing party, shall be first approved in writing by Lender. The maximum property management fee shall be five percent (5%) of gross rentals at the Property. Borrower shall employ all property management or leasing agents pursuant to agreement(s) acceptable to Lender until the Indebtedness has been paid in full and the Obligations have been fully satisfied. Any such agreement is hereby assigned to Lender and the rights of the manager and leasing agent thereunder shall be subordinated to the Lien of the Security Instrument and such manager and leasing agent shall consent to such subordination and assignment upon request from Lender. If any change of management or termination or modification of any such agreement occurs without Lender’s prior written approval, it shall constitute an Event of Default; provided, however, if the manager resigns or terminates any such agreement without Borrower’s consent, Borrower shall have thirty (30) days to provide a replacement manager acceptable to Lender.

(e) Borrower shall cause the Property to remain separately assessed for real estate tax purposes as a separate tax lot or lots.

4.6 Compliance with Laws and OFAC. Borrower shall perform and promptly comply with, and cause the Property to be maintained, used and operated in accordance with, any and all

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

(i) present and future Laws, (ii) applicable orders, rules and regulations of any regulatory, licensing, accrediting, or rating organization or other body exercising similar functions, (iii) applicable duties or obligations of any kind imposed under any Permitted Encumbrance or otherwise by Law, covenant, condition, agreement or easement, public or private, and (iv) policies of insurance or the rules and regulations of any insurance underwriting or rating organization, at any time in force with respect to the Property. Borrower shall promptly provide Lender with a copy of any notice Borrower receives indicating that Borrower is in default of any of the foregoing or that the Property is not in compliance with any Laws. Borrower shall comply with Section 3.8 until the Indebtedness has been paid in full.

4.7 Property Reports.

(a) Books and Records. Borrower will maintain complete and accurate books and records showing in detail the income and expenses of the Property, and from time to time upon request by Lender, will permit Lender and its agents, contractors or representatives to examine said books and records and all supporting vouchers and data during normal business hours and upon prior notice, in such place as such books and records are customarily kept.

(b) Annual Reporting Requirement. Borrower and Guarantor shall furnish to Lender annual certified Financial Statements, including operating statements for the Property, income statements and balance sheets for Borrower, Guarantor and the Property within ninety (90) days of the end of their respective fiscal year. These statements shall: (i) be in form acceptable to Lender, (ii) be prepared in accordance with generally accepted accounting principles, and (iii) include a rent roll certified as true and correct by Borrower or an authorized representative of Borrower. These statements shall be certified as true and correct by Borrower or an authorized representative of Borrower and by any Guarantor, respectively. In the event Borrower fails to provide such statements to Lender within the time prescribed above, Borrower shall pay Lender the sum of Two Hundred and NO/100 Dollars ($200.00) in administrative expenses for each successive month or partial month beyond the ninety (90) day period for which the statements are delinquent. While an Event of Default exists hereunder, Lender shall have the right to require that said Financial Statements be audited and certified by a certified public accountant acceptable to Lender, at the sole cost and expense of Borrower.

(c) Lender Request. At the request of Lender, but under no circumstances more often than once a quarter (provided no Event of Default has occurred under the Loan Documents), Borrower shall furnish to Lender within fifteen (15) days of such request: (i) unaudited Financial Statements (balance sheet, income statement, operating statements and current rent roll) covering the operation of the Property for regular reporting periods other than those set forth in Section 4.7(b) above, (ii) unaudited Financial Statements (balance sheets and income statements) for Borrower and Guarantor, (iii) a current rent roll for the Property, and (iv) an operating budget for the current fiscal year and after December 15th of each calendar year an operating budget for the following fiscal year. All such statements and rent rolls shall be certified to Lender to be complete, correct, and accurate by the individual for an individual’s statements or by an authorized representative of the entity if the statements are for a partnership, corporation or limited liability company or other such entity.

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4.8 Borrower’s Estoppel Certificate. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a written statement, certifying to Lender or to Lender’s designee as to: (i) the amount of the Indebtedness then owing under the Loan Documents; (ii) the terms of payment and Maturity Date of the Indebtedness; (iii) the date to which interest has been paid under the Loan; (iv) whether any offsets or defenses exist against the Indebtedness or Obligations and, if any are alleged to exist, a detailed description thereof; (v) that all Leases for the Property are in full force and effect and have not been modified (or if modified, setting forth all modifications); (vi) the date to which the Rents, under such Leases have been paid; (vii) whether or not, to Borrower’s Knowledge, any of the tenants under such Leases are in default under such Leases, and, if any of the tenants are in default, setting forth the specific nature of all such defaults; and (viii) any other matters reasonably requested by Lender.

4.9 Additional Reporting Requirements. Borrower shall provide prompt Notice to Lender of the occurrence of any of the following (together with a description of the action which Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, (ii) any litigation filed by or against Borrower or any proceedings before any Governmental Authority or arbitrator involving or affecting Borrower or the Property, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as all such terms are defined in ERISA), or (iv) any event which could reasonably be expected have a Material Adverse Effect.

4.10 Compliance with Loan Document; Further Assurances.

(a) Borrower shall, and shall cause Guarantor and other Borrower Parties (as applicable) to observe, perform and satisfy in a timely manner all the terms, provisions, covenants, conditions, duties and obligations required to be observed, performed or satisfied by them, and shall pay when due all costs, fees and expenses required to be paid by them, under and pursuant to this Agreement, and the other Loan Documents.

(b) At Borrower’s sole cost and expense, Borrower shall promptly (i) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents, and (ii) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Indebtedness, to correct any omissions or errors in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

(c) If Borrower changes its name, place of business, or jurisdiction of organization pursuant to Section 5.4, Borrower shall deliver to Lender all UCC financing statements and amendments as Lender shall request and shall take all other actions deemed necessary by Lender to continue its perfected first priority lien status in the Security Property.

(d) Borrower shall not raise as a defense to the payment of the Loan that there exists set-offs, defenses or counterclaims, except to the extent such defense is permitted or provided by the usury Laws of the State.

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4.11 Special Purpose Entity; Separateness.

(a) Borrower hereby covenants, until such time as the Indebtedness is fully and finally paid, Borrower shall not:

(i) change or permit to be changed its Governing Documents, if such change would materially and adversely impact the covenants set forth in this Agreement or otherwise violate any prohibited transfer or due on sale provisions set forth in the Loan Documents;

(ii) fail to qualify to do business and remain in good standing under the Laws of the state in which it was formed and the State, or fail to observe all material corporate formalities;

(iii) engage in any line of business or other activity other than (1) acquiring, owning, operating, leasing, managing and disposing of the Property (and activities incidental thereto), (2) entering into the Loan, and (3) any and all lawful activities incidental, necessary and appropriate thereto;

(iv) acquire or own any assets other than (1) the Property, and (2) such incidental personal property as may be necessary for the operation of the Property or the conduct of its business as contemplated herein;

(v) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, or change its legal structure;

(vi) transfer or otherwise dispose of all or substantially all of its assets, or engage in any transfer of assets outside the ordinary course of its business;

(vii) form, acquire, hold or own any subsidiary, or make any investment in any Person (including the acquisition of obligations or securities of its Affiliates or acquisition of evidence of indebtedness issued by any other Person (other than cash and investment-grade securities));

(viii) commingle its assets with the assets of any other Person;

(ix) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) the Loan; (2) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than sixty (60) days past the date incurred and paid on or prior to such date; and/or (3) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions, provided, further, that at no time shall the aggregate outstanding balance of the permitted debt specified in (2) and (3) above exceed $100,000.00;

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(x) fail to maintain its records, books of account, bank accounts, Financial Statements, accounting records and other entity documents separate and apart from those of any other Person or have its assets listed on the Financial Statement of any other entity; provided, however, that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated Financial Statements of an Affiliate so long as Borrower’s assets are listed on Borrower’s own separate balance sheet;

(xi) enter into any contract or agreement with any Affiliate except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(xii) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiii) assume or guaranty or otherwise become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person (other than to Lender to secure the Loan) or hold out its credit as being available to satisfy the obligations of any other Person;

(xiv) make any loans or advances to any Person;

(xv) fail to file its own tax returns (unless Borrower is a tax-disregarded entity not required to file tax returns under applicable Law) or file a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Laws);

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (including identifying itself as a division or part of any other Person), or to conduct its business solely in its own name (including the failure to use separate stationery, invoices and checks bearing its own name) or fail to correct any known misunderstanding regarding its separate identity;

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (including the failure to remain solvent or pay its own expenses and liabilities (including salaries of its own employees) only from its own funds); provided, however, in no event shall this subsection (xvii) be deemed to require that any principal of or investor in Borrower contribute additional capital to Borrower provided that (1) so long as Borrower has not distributed or used income in violation of this Section 4.11, the foregoing shall only apply to the extent that there is positive aggregate net cash flow at the Property, and (2) the foregoing shall not be deemed to require capital infusion or loans by any direct or indirect owner of Borrower in order to maintain such capitalizations;

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(xviii) without the prior unanimous consent of all of Borrower’s members or partners, as applicable, and the prior unanimous consent of all the direct owners of Borrower’s general partner or managing member, as applicable, (1) elect to dissolve or liquidate, or permit its general partner or manager to elect to dissolve or liquidate, its business organization or wind up its business affairs; (2) consent, or allow its general partner or manager to consent, to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (3) be adjudicated as bankrupt or insolvent, or file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due; (4) make a general assignment for the benefit of creditors; (5) file a petition under or take advantage of any insolvency Law; (6) file an answer admitting the material allegations of a petition filed against Borrower or Guarantor or any such respective general partner or managing member of Borrower or Guarantor in any bankruptcy, reorganization or insolvency proceeding or petition or request for the appointment of a receiver, or fail to cause the dismissal of such petition within thirty (30) days after the filing of said petition; or (7) take action for the purpose of effecting any of the foregoing; or

(xix) fail to fairly and reasonably allocate expenses that are shared with an Affiliate (including for shared office space and for services performed by an employee of an Affiliate) among the Persons sharing such expenses.

(b) The Governing Documents of Borrower shall at all times materially comply with each of the representations, warranties, covenants, and provisions set forth in Section 4.11(a).

4.12 Leases.

(a) Leasing. Borrower shall use all commercially reasonable efforts to lease and keep all of the Improvements fully leased. Any and all such Leases must comply with the provisions hereof. Upon Lender’s request, Borrower shall deliver to Lender a true, complete and correct copy of all Leases. Borrower shall not amend, modify, assign, sublease, supplement, terminate, cancel or rescind any Lease after the execution thereof without the prior written consent of Lender, except such consent shall not be required for such actions as to Leases that are taken in accordance with normal and prudent property management practices. Additionally, Borrower shall not, without the prior written consent of Lender, (i) request or consent to the subordination of any Lease to any lien subordinate to the Security Instrument; or (ii) exercise any right to relocate any tenant outside the Property pursuant to any right set forth in a Lease.

(b) Lease Form. Borrower shall only execute Leases on the form of tenant lease approved by Lender as part of the underwriting of the Loan (the “Form Lease”). Borrower shall not, without the prior written consent of Lender, which may be granted or withheld in Lender’s reasonable discretion, amend, modify or alter the Form Lease and

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Borrower shall reimburse Lender any of its costs and expenses, including reasonable attorneys’ fees, for the review of the Form Lease, including any proposed revisions thereto, or for the review of proposed Leases that are subject to Lender’s review pursuant to the Loan Documents, and any extensions, modifications and amendments to Leases. Borrower shall utilize the Form Lease in leasing all or any part of the Improvements and all Leases must (i) be at competitive market rents; (ii) have lease terms of not less than one (1) year except no more than fifteen (15%) of all Leases may have lease terms of less than one year if entered in conjunction with prudent leasing and management practices; and (iii) contain a written provision acceptable to Lender whereby all rights of the tenant under the Lease are subordinated to the Liens granted in the Loan Documents or may be made superior to the lien of the Security Instrument at Lender’s option.

(c) Performance. Borrower shall (i) duly and punctually perform and comply with any and all covenants and agreements which are binding on the landlord under any Lease; (ii) use commercially reasonable efforts to enforce the performance by each tenant under its respective Lease of all of said tenant’s obligations thereunder, appear and provide appropriate defense, with reasonable diligence, in any action or proceeding in any way connected with any Lease; and (iii) deliver to Lender such further information, and execute and deliver to Lender such further assurances, assignments, and confirmations of Lender’s rights under the Loan Documents with respect to the Leases and Rents as Lender may reasonably request. Without Lender’s prior written consent, Borrower shall not (A) do or knowingly permit to be done anything to impair the value of any of the Leases; (B) except for security or similar deposits, collect any Rents or other payments due under any of the Leases more than one (1) month in advance of the time when the same becomes due under the terms of any Lease; (C) discount any future Rents or other payments due under any of the Leases; or (D) assign or grant a security interest in or to any of the Leases or any Rents due thereunder, other than in accordance with the terms, provisions, or obligations contained in the Loan Documents. Lender shall have the right, but not the obligation, at its sole option, upon the occurrence of any default by Borrower under any Lease, to pay any sum required or perform any obligation required to cure such default and Borrower shall repay on demand any and all such amounts incurred by Lender, including interest on such amount at the Default Rate.

(d) Estoppel Certificates. Borrower shall deliver to Lender, upon request, tenant estoppel certificates from each commercial lessee, if any, at the Property in form and substance reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to deliver such certificates more frequently than one time in any calendar year unless a default then exists under the Loan Documents).

(e) Termination Fees. Borrower shall deposit any Termination Fees received by Borrower in excess of One Hundred Fifty Thousand and NO/100 Dollars ($150,000) (whether or not Lender’s consent to such termination is required) into an interest-bearing cash collateral account controlled by Lender (with interest payable to Borrower) and Lender shall permit such Termination Fees to be used by Borrower to retrofit or build out the space for a new tenant(s) under terms and conditions satisfactory to Lender. During the existence of a default under the Loan Documents or a Material Adverse Change in the value of the Property (as a result of or in conjunction with any such lease termination as determined by Lender in its sole discretion), all Termination Fees shall be delivered to Lender and Lender, in

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its sole discretion, may apply such Termination Fees, including Termination Fees held in a cash collateral account, in such order and manner of application as Lender may elect (notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Indebtedness may otherwise be adequately secured).

4.13 Miscellaneous Property Agreements. Borrower shall duly and punctually perform and comply with any and all covenants and agreements which are binding on Borrower under any deed, sublease, or other form of conveyance, or any other agreement pursuant to which Borrower grants or is granted a possessory interest in the Property.

ARTICLE V

NEGATIVE COVENANTS

Borrower hereby unconditionally covenants and agrees with Lender, until the Indebtedness has been paid in full and the Obligations have been paid, fully performed and discharged, as follows:

5.1 Use Violations. Borrower will not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, the Property in any manner which (i) violates any Laws; (ii) may be dangerous, unless safeguarded as required by Law and/or appropriate insurance; (iii) constitutes a public or private nuisance; or (iv) makes void, voidable or cancellable, or increases the premium of, any insurance then in force with respect thereto.

5.2 Waste. Borrower will not commit or permit any waste or impairment of the Property, ordinary wear and tear excepted

5.3 No Disposition. Neither Borrower nor any legal or beneficial owner of Borrower will make a Disposition without obtaining Lender’s prior written consent to the Disposition.

5.4 Change of Name or Address. Borrower shall not change its name, identity, principal places of business or its jurisdiction of organization without obtaining Lender’s prior written consent to such change. Borrower shall bear all costs incurred by Lender in connection with any such change including, without limitation, reasonable attorneys’ fees.

5.5 ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement and the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans.

5.6 Zoning. Borrower will not (i) initiate, support or acquiesce in any zoning reclassification of the Property, seek any variance under existing zoning ordinances applicable to the Property or use or permit the use of the Property in a manner which would result in such use becoming a non-conforming use under applicable zoning ordinances; (ii) modify, amend or supplement any of the Permitted Encumbrances; (iii) impose any restrictive covenants or encumbrances upon the Property, or execute or file any subdivision plat affecting the Property, or consent to the annexation of the Property to any municipality; (iv) permit or suffer the Property to be used by the public or any Person in such manner as would make possible a

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colorable claim of adverse usage or possession or of any implied dedication or easement; (v) take any actions which results in the Property no longer being separately assessed for real property tax purposes as a separate tax lot or lots; (vi) assign, transfer or in any manner change any certificates, licenses, authorizations, registrations, permits and/or approvals without first receiving the written consent of Lender; or (vii) consent to the formation of any owner/tenant association or road improvement district affecting the Property. Notwithstanding the foregoing, Borrower may request Lender’s consent and Lender shall not unreasonably withhold its consent to items under subparagraph (ii) or (iii) of the immediately preceding sentence so long as such items do not materially adversely affect the operation of the Property, adversely affect a material portion of the parking at the Property, or adversely affect access to the Property.

5.7 Mineral Rights. Borrower agrees that the making of any oil, gas or mineral lease, or the sale or conveyance of any mineral interest or right to explore for minerals under, through or upon the Property, would impair the value of the Property and Borrower will not permit any drilling or exploration for or extraction, removal or production of any minerals from the surface or the sub-surface of the Real Property regardless of the depth thereof or the method of mining or extraction thereof. Borrower shall have no right, power or authority to lease the Property, or any part thereof, for oil, gas or other mineral purposes, or to grant, assign or convey any mineral interest of any nature, or the right to explore for oil, gas and other minerals, without first obtaining Lender’s express written permission therefor. Whether or not Lender shall consent to such Lease or grant of mineral rights, Lender shall receive the entire consideration to be paid for any such Lease or grant of mineral rights, with the same to be applied to the Loan notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Loan is otherwise adequately secured. The acceptance of such consideration shall in no way impair the Lien of the Security Instrument on the Property or cure any existing Event of Default.

5.8 Alteration, Removal, Building and Change in Use of Property. Borrower will not permit the following without the prior written consent of Lender: (i) any structural alteration of, or addition to, the Improvements now or hereafter situated upon the Real Property, or the addition of any new buildings or other structure(s) thereto, other than (A) the erection or removal of non-load bearing interior walls or alterations required by the terms of Leases which have been approved by Lender or which are not subject to Lender’s review, comment and approval, or (B) making other immaterial alterations or improvements to the Property consistent with the ownership and operation relating to the Existing Use and otherwise as approved by Lender; (ii) the removal, transfer, sale or lease of the Fixtures and Security Property, except that the renewal, replacement or substitution of broken, obsolete or worn out Fixtures and Security Property may be made in the normal course of business as long as replacement or substituted items are of like or better quality, value and utility as the removed items were in their original condition; (iii) building or constructing upon any portion of the Property, any building, structure or improvement of any kind whatsoever, the building or construction of which has not been previously approved by Lender in writing, which approval shall be at the sole discretion of Lender; and (iv) the use of any of the Improvements now or hereafter situated on the Real Property for any purpose other than the Existing Use and related facilities.

5.9 Liens, Charges and Encumbrances. Borrower will not permit to be created or to exist in respect of the Property or any part thereof any Lien on parity with, superior to or inferior to any of the Liens of the Loan Documents, except for the Permitted Encumbrances. Upon the

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creation of any Lien on the Property of which Borrower has Knowledge, Borrower shall promptly pay, bond, or provide Lender with a cash deposit, which deposit may be used by Lender to satisfy any Lien described in this Section 5.9, or otherwise discharge all lawful claims and demands of mechanics, materialmen, laborers, realtors, brokers and others which if unpaid, might result in, or permit the creation of, a Lien, charge or encumbrance upon the Property or any part thereof, or on the Rents, arising therefrom. Notwithstanding the foregoing, Borrower may contest, in good faith and in accordance with applicable Laws and procedures, mechanics’, materialmen’s and other such liens filed against the Property. Borrower shall give Notice to Lender of its intent to bring such action and Lender may, in Lender’s sole discretion, require Borrower to post a bond or other collateral satisfactory to Lender (and acceptable to the title company insuring the Security Instrument to insure over any Lien described in this Section 5.9) as a result of Borrower’s act.

ARTICLE VI

INSURANCE, CASUALTY, CONDEMNATION

6.1 Insurance.

(a) Required Coverages. At Borrower’s sole cost and expense, Borrower shall maintain in full force and effect on the Property until the Indebtedness has been paid in full and all Obligations have been fully performed and completed, the following insurance:

(i) Property. Special form (extended coverage all risk) property insurance insuring all Improvements, Appurtenances, Fixtures and Security Property that now are or hereafter become a part of the Property from all losses or damages resulting from fire, windstorm, flood (if required), sinkhole, earthquake (if required), mine subsidence, acts of terrorism, and such other hazards, casualties, contingencies and perils as may be reasonably required by Lender, in an amount equal to the full replacement cost thereof (without taking into account any depreciation);

(ii) Liability. Commercial general liability insurance in an adequate amount as may from time to time be required by Lender, taking into consideration the type of property being insured and the corresponding liability exposure, on forms, with deductibles, and in amounts as may be acceptable to Lender;

(iii) Components. Comprehensive boiler and machinery insurance (without exclusion for explosion), if applicable, in amounts as shall be reasonably required by Lender and covering all boilers or other pressure vessels, machinery and equipment located at or about the Property (including, without limitation, electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping);

(iv) Flood. Insurance covering loss by flood (if at any time during the term of the Loan the Improvements are shown to lie wholly or partially within a Special Flood Hazard Area as designated on the Department of Housing and

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Urban Development’s Maps, or any other flood prone area) in an amount equal to the outstanding principal balance of the Loan or such other amount as approved by Lender;

(v) Rent Loss. Business income insurance covering all loss or abatement of rental or other income, in an amount equal to the greater of (x) scheduled actual rental income (including base rent, expense reimbursement and other income) from the Property for a period of at least twelve (12) months or (y) an amount sufficient to pay debt service on the Note, operating expenses, taxes, insurance and other required escrows for the Property for a period of twelve (12) months;

(vi) Builder’s Risk. During any period of construction or restoration of the Property, a policy or policies of builder’s risk coverage written on a completed value basis insuring against such risks (including, without limitation, fire and extended coverage, collapse of the Property to agreed limits) as Lender may reasonably request, in form and substance reasonably acceptable to Lender;

(vii) Worker’s Compensation. A policy or policies of workers’ compensation insurance as required by workers’ compensation insurance laws subject to the statutory limits of the State in respect of any work or other operations on, about or in connection with the Property and covering all employees of Borrower and employer’s liability insurance coverage of not less than $1,000,000;

(viii) Terrorism. Insurance covering losses resulting from acts of terrorism;

(ix) Law & Ordinance. A policy or policies providing “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to Lender if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited; and

(x) Earthquake. A policy or policies of earthquake insurance with a deductible amount of no more than ten percent (10%) of the policy amount, if the Real Property is located within one-half (1/2) mile of an Alquist-Priolo Special Earthquake Study Zone or if, in the judgment of Lender’s inspecting architect, the Property lies in an area of anticipated significant seismic activity.

(b) General Requirements. All such insurance shall (i) be with insurers licensed to do business in the State and who have and maintain a rating of at least A:X or better from AM Best’s Insurance Guide; (ii) contain the complete address of the Property (or a complete legal description); (iii) be for a term of at least one (1) year; (iv) contain deductibles no greater than $25,000 or as otherwise required by Lender (provided that Borrower may have a deductible of $50,000 for the earthquake policy); and (v) be subject to the approval of Lender as to insurance companies, amounts, content, forms of policies, method by which premiums are

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paid and expiration dates. Borrower shall as of the date hereof deliver to Lender evidence that said insurance policies have been paid current as of the date hereof and evidence of insurance shall be provided in the form of declaration pages, policy endorsements, statements/schedules of values and/or other proof of insurance, evidencing such insurance satisfactory to Lender (“Evidence of Insurance”). Borrower shall renew all such insurance and deliver to Lender the Evidence of Insurance for such renewals at least thirty (30) days before any such insurance shall expire. Without limiting the required endorsements to insurance policies, Borrower further agrees that all such policies shall provide that proceeds thereunder shall be payable directly to Lender, its successors and assigns, pursuant and subject to a Non-Contributory Standard Lender Clause and a Lender’s Loss Payable Endorsement or an equivalent if approved by Lender, or otherwise made a part of such policy in favor of Lender, and that Lender, its successors and assigns, shall be named as an additional insured under all liability insurance policies. Borrower further agrees that all such insurance policies: (A) shall provide for at least thirty (30) days’ prior Notice to Lender prior to any cancellation or termination thereof and prior to any modification thereof which affects the interest of Lender; (B) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Lender in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of such insurance.

(c) Effect. The delivery to Lender of the insurance policies or the certificates of insurance, including declaration pages and/or policy endorsements, as provided above shall constitute an assignment of all proceeds payable under such insurance policies by Borrower to Lender as further security for the Loan. In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to all proceeds payable under such policies then in force concerning the Property shall thereupon vest in the purchaser at such foreclosure, or in Lender or other Transferee in the event of such other transfer of title. Approval of any insurance by Lender shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance.

(d) Remedial Rights. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Lender the policies of insurance required by this Agreement or evidence of their renewal as required herein, Lender may, but shall not be obligated to, procure such insurance and Borrower shall pay all amounts advanced by Lender, together with interest thereon at the Default Rate from and after the date advanced by Lender until actually repaid by Borrower, promptly upon demand by Lender. Any amounts so advanced by Lender, together with interest thereon, shall be secured by the Security Instrument and by all of the other Loan Documents securing all or any part of the Indebtedness. Lender shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though Lender has caused the insurance to be placed with the insurer after failure of Borrower to furnish such insurance.

6.2 Borrower’s Obligation. In the event of any damage to or loss or destruction of the Property (“Damage”), Borrower shall: (i) promptly notify Lender of such event and take such steps as shall be necessary to preserve any undamaged portion of the Property, and (ii) regardless whether the insurance proceeds, if any, shall be sufficient for restoration, promptly commence and diligently pursue to completion the restoration, replacement and rebuilding of the Property,

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as nearly as possible to their value, condition and character immediately prior to the Damage (the “Restoration”). The Restoration shall be completed in a good and workmanlike manner, in accordance with all applicable Laws, and pursuant to plans and specifications approved and with other provisions for the preservation of the security hereunder reasonably established by Lender.

In the event insurance proceeds are less than $250,000 and there is no ongoing Event of Default, Lender shall release the net proceeds to Borrower for the immediate Restoration of the Property.

Notwithstanding the foregoing requirement to restore, replace and rebuild the Property, if Lender requires that insurance proceeds be applied to the Indebtedness, then Lender shall have the right, in its sole and absolute discretion to waive such requirement to restore, replace and rebuild the Property. Any costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) related to Lender’s determination of whether or not to waive such requirement shall be paid by Borrower upon demand.

6.3 Lender’s Rights. In the event that any portion of the Property is damaged, lost or destroyed, and such damage, loss or destruction is covered, in whole or in part, by insurance described in Section 6.1 or any other insurance maintained by Borrower with respect to the Property, then:

(a) Except as provided in Section 6.2, Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower, and is hereby authorized and empowered by Borrower to settle, adjust or compromise any claims for damage, loss or destruction thereunder. Unless an Event of Default then exists under the Loan Documents, Lender shall consult with Borrower (but shall not be required to obtain Borrower’s consent) regarding any such settlement, adjustment or compromise;

(b) Each insurance company concerned is hereby authorized and directed to make payment therefor directly to Lender; and

(c) Borrower or Lender, as the case may be, shall apply the insurance proceeds, first, to reimburse Lender for all costs and expenses, including, without limitation, adjustors’ and attorneys’ fees and disbursements, incurred in connection with the collection of such proceeds, and, second, at Lender’s option, (A) in payment of all or any part of the Indebtedness at Par (so long as no Event of Default then exists), in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) to the cure of any default hereunder; or (C) to the Restoration, in whole or in part, of the portion of the Property so damaged, lost or destroyed, provided, that, in the opinion and sole discretion of Lender, either: (1) the insurance proceeds so collected are sufficient to cover the cost of the Restoration or repair of the damage or destruction with respect to which such proceeds were paid; or (2) the insurance proceeds so collected are not sufficient alone to cover the cost of the Restoration or repair but are sufficient therefor when taken together with funds provided and made available by Borrower from other sources. In that event, Lender shall make such insurance proceeds available to Borrower for the purpose of effecting such Restoration, but Lender shall not be

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obligated to see to the proper application of such insurance proceeds nor shall the amount of funds so released or used be deemed to be payment of or on account of the Loan. Lender shall have sole and exclusive dominion and control over such proceeds.

Notwithstanding the foregoing, and provided no default then exists under the Loan Documents (provided Borrower shall have the right to cure such default within any applicable cure period), in the event of loss or damage to the Property by fire, earthquake, other catastrophe or event for which insurance has been maintained by Borrower, and the amount of such loss or damage does not exceed twenty-five percent (25%) of the outstanding Indebtedness and does not result in any spill, seepage, discharge, emission or other release of any Hazardous Substances at or about the Property which materially adversely affects the marketability of title to the Property, or the usability, potential for development or market value of the Property, or the Leases and the Rents as a whole (as reasonably determined by Lender), Lender hereby agrees to allow the proceeds of insurance to be used for the Restoration and to release such insurance proceeds to Borrower as the Restoration progresses, subject to the following conditions:

(a) an interest reserve shortfall reserve created for Lender in an amount determined by Lender that is sufficient to cover debt service during the lease-up of the Property after Restoration is established and funded by the Borrower or from insurance proceeds and held by Lender;

(b) the plans and specifications for the Restoration shall have been approved in writing by Lender, which approval shall not be unreasonably withheld, in advance;

(c) at all times during the Restoration, Borrower has deposited with Lender funds which, when added to the insurance proceeds received by Lender, are sufficient to complete the Restoration in accordance with the approved plans and specifications, and all applicable building codes, zoning ordinances, regulations and Laws, and the funds on deposit with Lender are sufficient to complete the Restoration of the Property as certified to Lender by Lender’s inspecting architect/engineer;

(d) Borrower provides suitable completion, payment and performance bonds, and builders’ all risk insurance in such amounts, with such deductibles and upon such other terms and conditions as are reasonably acceptable to Lender, together with all necessary licenses and permits for such restoration in form and amount acceptable to Lender;

(e) Lender shall have the option, upon the completion of the Restoration of the Property, to apply any surplus insurance proceeds remaining after the completion of the Restoration to the reduction, at Par, of the outstanding principal balance of the Note, notwithstanding the fact that the amount owing thereon may not then be due and payable or that said Loan is otherwise adequately secured;

(f) the insurance proceeds and any other funds held by Lender shall be disbursed by Lender no more often than once per month and in not more than five (5) increments of not less than $50,000 each, except the final disbursement may be in an amount less than $50,000;

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(g) Lender’s obligation to make any such disbursement shall be conditioned upon Lender’s receipt of written certification from Lender’s inspecting architect/engineer (whose fees shall be reimbursed to Lender by Borrower) that all construction and work for which such disbursement is requested has been completed in accordance with the approved plans and specifications and in accordance with all applicable building codes, zoning ordinances and all other Laws and, further, that Borrower has deposited with Lender sufficient funds to complete such Restoration; and

(h) Lender shall be entitled to require and to impose such other conditions to the release of such funds as would be customarily required and imposed by institutional mortgage lenders or that are otherwise commercially reasonable.

6.4 Condemnation.

(a) Borrower’s Obligations; Proceedings. Borrower covenants and agrees to provide Lender with immediate Notice of any actual or threatened commencement (of which Borrower has knowledge) of any proceedings under eminent domain, including, but not limited to any taking by eminent domain, recovery for inverse condemnation or by deed in lieu thereof, whether permanent or temporary, of all or any part of the Property including any easement or any appurtenance thereto, including any change in grade of any right of way, street, or public place (collectively, a “Taking”) and to deliver to Lender copies of any and all papers served in connection with any Taking. Lender may participate in any such proceedings, at Borrower’s sole cost and expense, and Borrower from time to time will execute and deliver to Lender all instruments requested by Lender or as may be required to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings and shall consult and cooperate with Lender, its attorneys and agents, in the carrying on and defense of any such proceedings. No settlement of any such proceeding shall be made by Borrower without Lender’s prior written consent.

(b) Lender’s Rights to Awards. All Taking proceeds, including awards or proceeds of sale in lieu of condemnation, and all judgments, decrees and awards for injury or damage to the Property (an “Award” or “Awards”) are hereby assigned and shall be paid to Lender. Borrower shall execute and deliver to Lender, at any time, upon request, free, clear and discharged of any encumbrance of any kind whatsoever, any further assignments and/or other instruments deemed necessary by Lender for the purpose of validly and sufficiently assigning Awards made to Lender (including the assignment of any Award from the United States government at any time after the allowance of the claim therefor, the ascertainment of the amount thereof and the issuance of the warrant for payment thereof).

(c) Application of Awards. Lender shall have the right to apply any Awards as follows: (i) in the event there is a Material Adverse Change as a result of such Taking, as determined by Lender, in Lender’s sole discretion, first, to reimburse Lender for all costs and expenses, including, without limitation, reasonable attorney’s fees incurred in connection with such Taking, and, second, the remainder thereof as provided in Section 6.3 for insurance proceeds held by Lender; or (ii) in the event there is no Material Adverse Change as a result of such Taking, as determined by Lender, in Lender’s sole discretion, to hold said Awards without any allowance of interest, and make the same available for Restoration of the

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Improvements. In the event that Lender elects to make the Awards available to reimburse Borrower for the cost of the Restoration of the Improvements on the Real Property, such proceeds shall be made available in the manner and under the same conditions as required under Section 6.3. In the event Lender applies such Awards to the reduction of the outstanding Loan or if any surplus remains out of the Award after payment of such cost of Restoration, such amounts shall be applied on account of the Loan at Par, so long as no Event of Default then exists and the remaining monthly payments shall be reduced accordingly, notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Loan may otherwise be adequately secured.

ARTICLE VII

TRANSFERS AND DISPOSITIONS

7.1 Transfers and Dispositions. It shall be an Event of Default if, without Lender’s prior written consent (which consent may be given or withheld for any or for no reason subject to such conditions as Lender may establish, in Lender’s sole discretion) a Disposition shall occur. For the purposes of the foregoing, each of the following shall be deemed a “Disposition”:

(a) a sale, conveyance, assignment, transfer, disposition or divesture of Borrower’s title to all or any part of the Real Property, Improvements, or a material part of any other Property or a conveyance of security title to the Property, in any manner, whether voluntary or involuntary;

(b) a Lease of all or a substantial part of the Property for other than actual occupancy by a tenant under a Lease or a sale, assignment or other transfer of, or the grant of a security in, Borrower’s right, title and interest in and to any Leases or Rents;

(c) a merger, consolidation, sale, transfer, assignment, liquidation, or dissolution involving (i) any or all of the assets of Borrower, or (ii) all or substantially all of the assets of Guarantor or any general partner, managing member or controlling interest of Borrower; or

(d) an assignment, transfer, pledge, voluntary or involuntary sale (or any of the foregoing at one time or over any period of time) of an interest in Borrower or in any entity which directly or indirectly holds a controlling interest in Borrower or Guarantor, including, without limitation:

(i) a controlling interest in Borrower or its general partner or managing partner;

(ii) (A) any ownership interests in Borrower, regardless of the type or form of entity of Borrower, (B) the voting stock or ownership interest of any corporation or limited liability company which is, respectively, general partner, manager or managing member of Borrower or any corporation or limited liability company directly or indirectly owning ten percent (10%) or more of any such corporation or limited liability company, or (C) the ownership interests in any owner of ten percent (10%) or more of the beneficial interests of Borrower if Borrower is a trust; or

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(iii) if Borrower or Guarantor is a partnership, any partnership interest in (A) Borrower or Guarantor, (B) a partnership that is in Borrower’s chain of ownership and which is derivatively liable for the obligations of Borrower or Guarantor, or (C) any general partner or member that has the right to participate directly or indirectly in the control of the management or operations of Borrower or Guarantor.

(e) the conversion of any general partner interest in Borrower to a limited partner interest if Borrower is a partnership;

(f) any change, removal, or resignation of any general partner of Borrower if Borrower is a partnership;

(g) any change, removal, addition or resignation of a manager or managing member of Borrower (or if no manager or managing member, any member) if Borrower is a limited liability company;

(h) the creation or issuance of new stock by which an aggregate of more than 10% of a corporation that is the manager, managing member or general partner of Borrower shall be vested in a party or parties who are not shareholders as of the date of this Agreement;

(i) any change, removal, or resignation of any trustee of Borrower if Borrower is a trust;

(j) any change, removal, or resignation of any third party management company (investment advisor) previously approved by Lender to operate/manage Borrower; or

(k) any financing (except as expressly provided in Section 4.11(a)(ix)), including without limitation, any secondary, subordinate or mezzanine financing, secured by the Property or interests in Borrower.

7.2 Permitted Disposition. In the event that Borrower shall desire to sell, transfer or otherwise assign the Property pursuant to an arms-length bona fide sale transaction to an unaffiliated third-party (a “Transferee”), Borrower may request that Lender approve (such approval to be granted or withheld by Lender in its sole and absolute discretion, except as provided herein) such conveyance and the assumption of the Loan by the Transferee shall be contingent upon the following conditions being fully satisfied:

(a) Lender determines, in Lender’s sole discretion, the proposed Transferee is a Qualified Transferee;

(b) Lender and the proposed Transferee shall enter into an agreement in writing that (i) the rate of interest payable on the Loan shall be at such rate as Lender shall determine; (ii) the repayment schedule as set forth herein may be modified by Lender, in

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Lender’s sole discretion, to initiate amortization or modify the existing amortization schedule in order to amortize the then remaining unpaid principal balance of the Note over a period of time as determined by Lender, in Lender’s sole discretion, without a change in the Maturity Date; and (iii) the proposed Transferee shall assume all obligations of Borrower under the Loan Documents in writing and an assumption fee, to be determined by Lender in Lender’s sole discretion (not to exceed one percent (1%) of the outstanding principal balance of the Note), may be charged by Lender;

(c) Lender shall receive, for Lender’s review and approval: (i) copies of all transfer documents, (ii) copies of proposed Transferee’s organizational documents (including an organizational chart), (iii) current financial statements, and (iv) such other information and documentation as Lender reasonably requests;

(d) Borrower or the Transferee shall pay all costs and expenses in connection with such transfer and assumption, including, without limitation, all fees and expenses incurred by Lender, whether or not such transfer or assumption is approved or completed;

(e) no Event of Default has occurred under any of the Loan Documents and no default then exists under the Loan Documents; and

(f) any other rental achievement threshold required in the Application or the Loan Documents has been satisfied.

7.3 Dealing with Transferees. In the event the ownership of the Property, or any part thereof, shall become vested in a Transferee, whether with or without the prior written consent of Lender, Lender may, without notice to Borrower, deal with such Transferee with reference to the Property and the Loan Documents, in the same manner and to the same extent as with Borrower without in any way vitiating or discharging Borrower’s liability hereunder or under any of the Loan Documents. No sale, transfer or conveyance of the Property, no forbearance on the part of Lender and no extension of time given by Lender to Borrower for the payment of the Note shall operate to release, discharge, modify, change or affect the original liability of Borrower, either in whole or in part, unless expressly set forth in writing executed by Lender.

7.4 Pre-Approved Dispositions. Notwithstanding anything contained in this Article VII to the contrary, Lender shall allow the transfers set forth below in this Section 7.4 and any transfer made in full compliance with this Section 7.4 shall not constitute a Disposition:

(a) Borrower shall have a one-time right to transfer the Property (subject to the limitations provided herein) to a Transferee, without a change in the Interest Rate, amortization or other terms of the Loan, provided Transferee assumes all of the obligations of the Loan Documents and is acceptable to Lender, in its sole and absolute discretion. The one-time right to transfer shall apply only to the Borrower and not to any subsequent Transferee. In the event of a transfer pursuant to this section, Borrower and Guarantor shall be released from all liabilities related to the Loan and the Loan Documents for events that occur subsequent to such transfer to the extent that the obligations of the Borrower and Guarantor have been fully assumed by the Transferee and guarantor(s) acceptable to Lender in its sole and absolute discretion. The one-time right to transfer shall be subject to the following conditions:

(i) Transferee shall be a Qualified Transferee;

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(ii) Borrower shall pay Lender at the time of transfer a cash assumption fee equal to one percent (1.00%) of the outstanding principal balance of the Loan;

(iii) No Event of Default exists;

(iv) Lender receives at least thirty (30) days prior written request for approval of such proposed transfer, which request shall include a description of the proposed transfer and all the required information;

(v) Transferee delivers to Lender a title insurance endorsement (at Borrower’s sole cost and expense) to Lender’s policy of title insurance insuring the lien created by the Security Instrument in form and substance acceptable to Lender in its sole judgment;

(vi) Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with such transfer and assumption, including any processing fees or attorneys’ fees;

(vii) a principal of Transferee, acceptable to Lender in its sole discretion, executes an Indemnity Agreement on Lender’s then current form and a guaranty of the obligations set forth in Article X of this Agreement; and

(viii) at the time of transfer, the following conditions shall be satisfied (based upon the then outstanding principal balance of the Loan): (x) the loan-to-value ratio of the Loan to the Property shall not exceed 55% (the “Loan-to-Value Threshold”), (y) the loan-to-purchase ratio of the Loan to the Property shall not exceed 55% (the “Loan-to-Purchase Threshold”), and (z) the debt service coverage ratio for the Loan shall be at least 2.50x (the “Debt Service Coverage Threshold”), based upon the Interest Rate and interest only payments under the Loan (any Leases with tenants not in occupancy or more than 30 days delinquent shall not be included in these calculations). The Loan-to-Value Threshold, Loan-to-Purchase Threshold, and Debt Service Coverage Threshold are collectively defined as the “Loan Assumption Thresholds”, and their satisfaction shall be reasonably determined by Lender based upon Lender’s then current underwriting methodology for similar properties, including, but not limited to both historical operating reviews and performance and forward-looking proforma underwriting, Property condition, operating history, current occupancy, net operating income, debt service coverage, tenant exposures and financial conditions, tenant Lease terms and Lease rollover, market rents, any anticipated change in real estate taxes and/or assessments due with respect to the Property sale/transfer, Property location, Transferee financial condition and creditworthiness, Transferee operating and management experience, and then current market conditions.

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Borrower and/or Transferee shall have the right, in the event the Loan Assumption Thresholds are not satisfied, to make a partial prepayment of the Loan to satisfy the Loan Assumption Thresholds; provided, however, any such partial prepayment permitted in this subsection shall be subject to payment of the Prepayment Premium.

(b) Borrower shall be permitted to replace RREEF America LLC as investment advisor to Borrower subject to satisfaction of the following conditions:

(i) no Event of Default exists; and

(ii) the replacement advisor must be a Qualified Advisor or another replacement investment advisor acceptable to Lender in its sole discretion. As used herein, “Qualified Advisor” means RREEF America LLC or another reputable third party advisor which, as reasonably determined by Lender, satisfies the following conditions: (A) the proposed entity, just prior to the engagement, has real estate assets under management with a current market value of at least $500,000,000; (B) neither the proposed entity, nor any principal, partner, member, or other entity with more than a 20% beneficial ownership interest in the proposed entity, is involved in any litigation, investigations, indictments, or convictions of any civil or criminal activities, the result of which could have a Material Adverse Effect, or there are any outstanding criminal convictions or material money judgment which could have a Material Adverse Effect; (C) compliance with Lender’s Patriot Act and OFAC requirements; and (D) no prior negative borrowing history with Lender.

(c) Indirect transfers of membership interest in Borrower shall be permitted from time to time during the term of the Loan so long as the following conditions are satisfied:

(i) at all times, RREEF Property Trust, Inc., shall own (directly or indirectly) at least 51% of the membership interest in Borrower and maintain sole, fully-discretionary control of Borrower;

(ii) any transferee must comply with Lender’s Patriot Act and OFAC requirements and shall not have a prior negative borrowing history;

(iii) Borrower has not, at any time, been in default under the Loan Documents;

(iv) Lender has reviewed and approved all of the transfer documents; and

(v) Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with such transfer and assumption, including any processing fees or attorneys’ fees.

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ARTICLE VIII

EVENTS OF DEFAULT

8.1 Event of Default. The term “Event of Default,” as used herein and in the other Loan Documents, shall mean the happening or occurrence, at any time and from time to time, of any one or more of the following (and any Event of Default that has occurred shall continue unless and until Lender accepts a cure in accordance with the terms hereof or waives (in writing) such Event of Default in its sole discretion):

(a) Payments. Borrower shall fail, refuse or neglect to make any payment or deposit required under the Loan Documents when due and payable, whether at the due date thereof stipulated in the Loan Documents including, without limitation, upon the Maturity Date, acceleration or otherwise;

(b) Performance of Obligations. Borrower shall fail, refuse or neglect or cause the failure, refusal or neglect to comply with, perform and discharge fully and timely as and when required any of the Obligations other than a failure or breach referred to in Sections 8.1(a), (c), (e), (f), (h), (i), or (o) and such failure or breach shall either not be curable or, if curable, shall remain uncured for a period of thirty (30) days after the date Lender gives Notice thereof to Borrower; provided, however, that if such failure or breach is curable but requires work to be performed, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such thirty (30) day period, no Event of Default shall be deemed to have occurred if Borrower commences same within such thirty (30) day period and thereafter diligently and continuously prosecutes the same to completion within ninety (90) days after such Notice;

(c) False Representation. Any representation, warranty or statement made by Borrower, Guarantor or others under or pursuant to the Loan Documents or any affidavit or other instrument executed or delivered with respect to the Loan Documents or the Indebtedness, including, but not limited to the Application, is determined by Lender to be false or misleading in any material respect as of the date hereof or when made;

(d) Default Under Other Lien Document. Borrower shall default or commit an event of default under and pursuant to any other mortgage or security agreement (beyond any applicable notice and cure period) which covers or affects any part of the Property;

(e) Insolvency; Bankruptcy. Borrower (i) shall execute an assignment for the benefit of creditors or an admission in writing of Borrower’s inability to pay, or Borrower’s failure to pay, its debts generally as such debts become due; (ii) shall allow the levy against the Property or any part thereof, of any execution, attachment, sequestration or other writ which is not vacated within sixty (60) days after the levy; (iii) shall allow the appointment of a receiver, trustee or custodian of Borrower or of the Property or any part thereof, which receiver, trustee or custodian is not discharged within sixty (60) days after the appointment; (iv) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any debtor relief law, or takes any action in furtherance thereof; (v) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending, any of the rights or powers of Lender granted in the Note, herein or in any Loan Document; or (vi) allows the filing of a petition, case, proceeding or other

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action against Borrower as a debtor under any debtor relief Law or seeks the appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Property, or any part thereof, or of any significant part of Borrower’s other property, and (a) Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof, (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Borrower, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or thirty (30) days next following the date such petition, case, proceeding or other action was filed;

(f) Dissolution; Death. Borrower or any Guarantor shall die, become incompetent (if an individual), dissolve, terminate, liquidate or in the event of the incompetence or death of a Guarantor, the estate of such Guarantor refuses to have a replacement guarantor with financials equal to or greater than those of the original Guarantor, as of the Closing Date, execute a replacement Guaranty Agreement on Lender’s then current form within one hundred twenty (120) days after the death of the Guarantor;

(g) No Further Encumbrances. Borrower creates, places or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any secondary or subordinate Lien, mortgage, deed of trust or security interest of any kind whatsoever (“Subordinate Mortgage”), regardless of whether such Subordinate Mortgage is expressly subordinate to the Liens of the Loan Documents, with respect to the Property, other than the Permitted Encumbrances, Liens being contested pursuant to Section 4.3(c) or 5.9 of this Agreement, or easements and encumbrances pursuant to Section 5.6 hereof or that in Lender’s sole discretion do not have a Material Adverse Effect;

(h) Disposition of Property or Beneficial Interest in Borrower. Borrower or any shareholder, member or partner of Borrower makes a Disposition without the prior written consent of Lender;

(i) Condemnation. Any condemnation proceeding is instituted (including any notice of proposed condemnation by any Governmental Authority) which would, in Lender’s reasonable judgment, cause a Material Adverse Change (a “Material Taking”); provided that, so long as (i) no other Event of Default (or other event of which Borrower has actual notice and which, with the passage of time, would constitute an Event of Default) has occurred, and (ii) Borrower provides Lender with prompt Notice of the Taking as described in Section 6.4(a) of this Agreement, such Material Taking shall not be considered an Event of Default if, within ninety (90) days following the date Lender gives Borrower Notice that a Material Taking has occurred, Borrower has indefeasibly paid in full the Indebtedness at Par (but in no event shall Borrower be permitted to prepay the Indebtedness without Prepayment Premium if Lender makes the Award available for Restoration and the conditions for release in Section 6.3 are not satisfied due to Borrower’s act or omission);

(j) Destruction of Improvements. If Borrower is not restoring the Property, the Property is demolished, destroyed or substantially damaged and cannot be restored because the conditions for release in Section 6.3 are not satisfied (for a reason other than Borrower’s intentional act or omission) (a “Material Casualty”); provided that, so long as (i) no other Event of Default (or other event of which Borrower has actual notice and which, with the

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passage of time, would constitute an Event of Default) has occurred, and (ii) Borrower provides Lender with prompt Notice of the Damage as described in Section 6.2 of this Agreement, such Material Casualty shall not be considered an Event of Default if, within ninety (90) days following the date Lender gives Borrower Notice that it will apply any proceeds to the Loan, Borrower has indefeasibly paid in full the Indebtedness at Par (but in no event shall Borrower be permitted to prepay the Indebtedness without Prepayment Premium if Lender makes the insurance proceeds available for Restoration and the conditions for release in Section 6.3 are not satisfied due to Borrower’s act or omission);

(k) Abandonment. Borrower abandons or removes all or any part of the Improvements, Security Property or Fixtures and fails to replace them with items of equal or better value, utility and quality as the removed items were in their original condition unless such items are obsolete personal property;

(l) Discontinuance of Operations. Borrower vacates, or discontinues operations of or from, any substantial part of the Property;

(m) Guarantor’s or Borrower Party’s Default. The occurrence of any event referred to in Section 8.1(e) hereof with respect to any Guarantor, Borrower Parties, Interest Owner or other Person obligated in any manner to pay or perform the Indebtedness or Obligations, respectively, or any part thereof (as if such Guarantor, Borrower Party, Interest Owner or other Person were “Borrower” in such Section 8.1(e));

(n) Failure to Obtain Lender’s Consent. Borrower shall, without first obtaining Lender’s prior written consent, take any action that requires Lender’s consent under the Loan Documents; and

(o) Event of Default in Loan Documents. A default beyond any applicable notice and cure periods or an Event of Default as defined in any of the Loan Documents.

8.2 Remedies. Upon the occurrence of any Event of Default, interest shall automatically begin to accrue at the Default Rate and Lender may, at its option and by or through a trustee, nominee, assignee or otherwise, to the fullest extent permitted by Law, exercise any or all of the rights and remedies available to Lender at law or in equity, under the terms of the Security Instrument, or any of the following rights, remedies and recourses, either successively or concurrently:

(a) Right to Perform Borrower’s Covenants. If Borrower has failed to keep or perform any covenant whatsoever contained in any of the Loan Documents, Lender may, but shall not be obligated to any Person to do so, perform or attempt to perform said covenant, and any payment made or expense incurred (individually or collectively, a “Protective Advance”) in the performance or attempted performance of any such covenant shall be and become a part of the Obligations, and Borrower promises to pay to Lender, at the place where the Note is payable, all sums so advanced or paid by Lender, with interest from the date when paid or incurred by Lender at the Default Rate upon the earlier of the date that is ninety (90) days after Lender made the Protective Advance or five (5) days after Borrower receives written demand from Lender. No such payment by Lender shall constitute a waiver of any Event of

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Default. In addition to the Liens hereof, Lender shall be subrogated to all rights, titles, Liens securing the payment of any debt, claim, tax or assessment for the payment of which Lender may make an advance, or which Lender may pay.

(b) Right to Accelerate. Lender may, without notice, demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice or any other action, all of which are hereby waived by Borrower and all other parties obligated in any manner whatsoever on the Indebtedness, declare the entire unpaid balance of the Indebtedness immediately due and payable, and upon such declaration, the entire unpaid balance of the Indebtedness shall be immediately due and payable.

(c) Lender’s Uniform Commercial Code Remedies. Lender may exercise its rights of enforcement with respect to Security Property under the Code, and in conjunction with, in addition to or in substitution for those rights and remedies:

(i) Lender may without demand or notice to Borrower, enter upon the Property to take possession of, assemble, receive and collect the Security Property, or any part thereof, or to render it unusable;

(ii) Lender may require Borrower to assemble the Security Property and make it available at a place Lender designates which is mutually convenient to allow Lender to take possession or dispose of the Security Property;

(iii) Notice mailed to Borrower as provided in Section 9.1 herein at least ten (10) days prior to the date of public sale of the Security Property or prior to the date after which private sale of the Security Property occurs shall constitute reasonable notice;

(iv) any sale made pursuant to the provisions of this subsection 8.2(c) shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of the other Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Security Property hereunder as is required for such sale of the other Property under power of sale, and such sale shall be deemed to be pursuant to a security agreement covering both real and personal property under the Code;

(v) in the event of a foreclosure sale, whether made under the terms of the Security Instrument, or under judgment of a court, the Security Property and the other Property, or any portion thereof, may, at the option of Lender, be sold together;

(vi) it shall not be necessary that Lender take possession of the Security Property, or any part thereof, prior to the time that any sale pursuant to the provisions of this subsection 8.2(c) is conducted, and it shall not be necessary that the Security Property or any part thereof be present at the location of such sale;

(vii) prior to application of proceeds of disposition of the Security Property to the Indebtedness, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by Lender;

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(viii) after notification, Lender may sell, lease or otherwise dispose of the Security Property, or any part thereof, in one or more parcels at public or private sale or sales, at Lender’s offices or elsewhere, for cash, on credit or for future delivery. Borrower shall be liable for all expenses of retaking, holding, preparing for sale or the like and all attorneys’ fees, legal expenses and all other costs and expenses incurred by Lender in connection with the collection of the Indebtedness and the enforcement of Lender’s rights under the Loan Documents. Lender shall apply the proceeds of the sale of the Security Property against the Indebtedness in accordance with the provisions of Section 8.3 of this Agreement. Borrower shall remain liable for any deficiency if the proceeds of disposition of the Security Property are insufficient to pay the Indebtedness in full. Borrower waives all rights of marshaling in respect of the Security Property;

(ix) Lender may dispose of the Security Property in its then present condition, has no duty to repair or clean the Security Property prior to sale and may disclaim warranties of title, possession, quiet enjoyment and the like with respect to the Security Property, all without affecting the commercial reasonableness of the sale;

(x) any and all statements of fact or other recitals made in any bill of sale, assignment or other instrument evidencing any foreclosure sale hereunder, the nonpayment of the Loan, the occurrence of any Event of Default, Lender having declared all or a part of the Loan to be due and payable, the notice of time, place and terms of sale and of the properties to be sold having been duly given, or any other act or thing having been duly done by Lender, shall be taken as prima facie evidence of the truth of the facts so stated and recited;

(xi) Lender may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by Lender, including the sending of notices and the conduct of the sale, but in the name and on behalf of Lender; and

(xii) Lender shall have the right at any time to enforce Borrower’s rights against account debtors and obligors.

(d) Other Rights. Lender (i) may surrender the insurance policies maintained pursuant to Article VI hereof or any part thereof, and upon receipt shall apply the unearned premiums as a credit on the Indebtedness, in accordance with the provisions of Section 8.5 hereof, and, in connection therewith, Borrower hereby appoints Lender as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Borrower to collect such premiums; (ii) may apply the reserve for Impositions and insurance premiums, if any, required by the provisions of this Agreement, toward payment of the Obligations; and (iii) shall have and may exercise any and all other rights and remedies which Lender may have at law or in equity, or by virtue of any Loan Document or under the Code, or otherwise. The failure to exercise any remedy available to Lender shall not be deemed to be a waiver of any rights or remedies of Lender under the Loan Documents, at law or in equity.

8.3 Application of Proceeds. The proceeds from any sale, lease, or other disposition made pursuant to this Article VIII shall be applied by Lender to the Indebtedness in the following order and priority: (i) to the payment of all expenses of advertising, selling, and conveying the Property or part thereof, and/or prosecuting or otherwise collecting Rents, other

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payments, proceeds, premiums, or other sums, including reasonable attorneys’ fees and a reasonable fee or commission to the party conducting the sale on behalf of Lender, not to exceed five percent of the proceeds thereof or sums so received; (ii) to the remainder of the Indebtedness as follows: first, to the remaining accrued but unpaid interest, second, to the matured portion of principal of the Indebtedness, and third, to prepayment of the unmatured portion, if any, of principal of the Indebtedness applied to installments of principal in inverse order of maturity; (iii) the balance, if any and to the extent applicable, remaining after the full and final payment of the Indebtedness and full performance and discharge of the Obligations, to the holder or beneficiary of any inferior Liens covering the Property, if any, in order of the priority of such inferior Liens (Lender shall hereby be entitled to rely exclusively upon a commitment for title insurance issued to determine such Liens and their priority); and (iv) the cash balance, if any, to Borrower. The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Indebtedness like any other payment. The balance of the Indebtedness remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Loan Documents.

8.4 Payment of Costs. To the fullest extent allowable under applicable Law, Borrower shall pay all costs incurred or paid by Lender in connection with the Indebtedness, the Obligations, or the Loan Documents (i) in collecting payment, whether or not suit is filed; (ii) in defending and/or bringing suit, or if Lender otherwise becomes a party to any suit or proceeding where the Indebtedness, Obligations, or any Loan Documents are involved, or if Lender is required to respond to any service of process, including a subpoena; (iii) in foreclosing or taking any other actions to secure possession and exercise Lender’s rights with respect to any collateral; (iv) in connection with any bankruptcy, reorganization, or other similar proceeding, or any probate proceeding, involving Borrower, any Guarantor, or any Interest Owner which in any way affects the exercise by Lender of its rights and remedies; (v) to otherwise enforce Lender’s rights and remedies pursuant to or which arise out of this Agreement and/or any other Loan Document; (vi) in connection with the negotiation, preparation, and execution hereof and of any other Loan Document and any amendment hereto or thereto, or any release, consent, approval, or waiver hereunder or under any other Loan Document; (vii) in connection with the making of any advance under the Note; (viii) incurred by Lender which are payable or reimbursable by Borrower pursuant to any Loan Document; and (ix) which are the obligation of Borrower or incurred by Lender pursuant to any of the Loan Documents. All such costs shall be and become a part of the Indebtedness. Except as otherwise expressly provided for herein, all such costs shall be due and payable when incurred and shall bear interest at the Default Rate from the date such costs are paid by Lender until Lender is reimbursed for the respective costs and interest.

8.5 Setoff. In addition to all other rights under any of the Loan Documents, Borrower grants to Lender the right, without any notice or demand, to set off against all money, securities, Termination Fees held by Lender or any agent of Lender, and similar assets of Borrower, now or hereafter in possession of or on deposit with Lender, whether held in a general or special account or deposit, to apply such to any Indebtedness which is due and payable by Borrower to Lender in any order that Lender may determine in Lender’s sole discretion.

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8.6 Miscellaneous.

(a) Discontinuance of Remedies. In case Lender shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Lender shall have the unqualified right so to do, and in such event, Borrower and Lender shall be restored to their former positions with respect to the Indebtedness, the Loan Documents, the Property or otherwise, and the rights, remedies, recourses and powers of Lender shall continue as if same had never been invoked.

(b) Other Remedies. In addition to the remedies set forth in this Article and in the Security Instrument, upon the occurrence of an Event of Default, Lender shall, in addition, have all other remedies available to it at law or in equity.

(c) Remedies Cumulative; Non-Exclusive; Etc. All rights, remedies and recourses of Lender granted in the Loan Documents, any other pledge of collateral or otherwise available at law or in equity: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against Borrower, the Property or any one or more of them, at the sole discretion of Lender; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; (iv) shall be nonexclusive; (v) shall not be conditioned upon Lender exercising or pursuing any remedy in relation to the Property prior to Lender bringing suit to recover the Indebtedness or suit on the Obligations; and (vi) in the event Lender elects to bring suit on the Indebtedness and/or the Obligations and obtains a judgment against Borrower prior to exercising any remedies in relation to the Property, all Liens including the Lien of the Security Instrument, shall remain in full force and effect and may be exercised at Lender’s option.

(d) Partial Release; Etc. Lender may release, regardless of consideration, any part of the Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien evidenced by the Loan Documents or affecting the obligations of Borrower or any other party to pay the Indebtedness or perform and discharge the Obligations. For payment of the Indebtedness, Lender may resort to any of the collateral therefor in such order and manner as Lender may elect. No collateral heretofore, herewith or hereafter taken by Lender shall in any manner impair or affect the collateral given pursuant to the Loan Documents, and all collateral shall be taken, considered and held as cumulative. The taking of additional collateral, or the amendment, extension, renewal, or rearrangement of the Indebtedness or Obligations, or any part thereof, shall not release or impair the Lien, or other rights granted by any of the Loan Documents, or affect the liability of Borrower, any endorser, constituent party, or Guarantor, or any other person or entity obligated for payment or performance of any portion of the Indebtedness or Obligations, or improve the right of any junior lienholder.

(e) Waiver and Release. Borrower, each Borrower Party and Guarantor, and all endorsers of the Note, hereby irrevocably and unconditionally waive and release: (i) all benefits that might accrue to Borrower by virtue of any present or future Law exempting the Property from attachment, levy or sale on execution or providing for any appraisement, stay of execution, exemption from civil process, redemption, or extension of time for payment; (ii) except as otherwise expressly required in any Loan Documents, all notice of any Event of Default, notice of the exercise of any right, remedy, or recourse provided for under the Loan

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

Documents, or any other notice under or with respect to all of the Loan Documents or any action taken by Lender in connection therewith; (iii) any right to a marshaling of assets or a sale in inverse order of alienation; (iv) any right to be released, or any claim that a release has occurred, by reason of any extension of time or any modification to the terms of any of the Loan Documents, except a party will not be liable for an increase in the amount of principal, or interest on such increased principal, pursuant to any such modification if such principal increase was not contemplated in the Loan Documents (absent such modification) or agreed to in writing by such party; and (v) all rights to the benefits of any statute of limitations, moratorium, or laches now provided or which may hereafter be provided by federal or state Law or pursuant to common law, to the fullest extent such rights can be waived and released pursuant to applicable Law.

(f) No Implied Covenants. There are no, nor shall there be any, implied covenants of good faith and fair dealing or other similar covenants or agreements in any of the Loan Documents. All agreed contractual duties are set forth in the Loan Documents.

(g) Real Property Laws Govern. The remedies in this Article VIII shall be available under and governed by the real property Laws of the State and shall not be governed by the personal property Laws of the State provided Lender elects to proceed as to the Security Property together with the other Property under and pursuant to the real property remedies of this Article VIII.

(h) Attorneys’ Fees. Notwithstanding any provision herein or in any other Loan Document, the words “reasonable attorneys’ fees” and words of similar import as used in any Loan Document shall mean only attorneys’ fees actually incurred in reasonable amounts without regard to any statutory presumption (including the formula contained in Section 13–1-11 of the Official Code of Georgia Annotated or in any other statute).

8.7 Cross Default. This Agreement is also evidenced and/or secured by the terms, conditions and provisions of the Note, Security Instrument, Assignment, and additionally, may be secured by other contracts, agreements of guaranty or other security instruments. The terms, covenants, conditions and agreements of each security instrument shall be considered a part hereof as fully as if set forth herein verbatim. Any default under any of the Loan Documents shall constitute a default hereunder and under each of the other Loan Documents. Notwithstanding the foregoing, the enforcement or attempted enforcement of the Loan Documents now or hereafter held by Lender shall not prejudice or in any manner affect the right of Lender to enforce any other Loan Document.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight courier service or personally delivered to a representative of the receiving party. All such communications shall be sent or delivered, addressed to the party for whom it is intended at its address set forth below:

If to Borrower:	RPT Flats at Carrs Hill, LLC
c/o Deutsche Asset Management
101 California Street, 24th Floor
San Francisco, CA 94111
Attn: Eric Russell

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

With a copy to:	Seyfarth Shaw LLP
333 South Hope Street, Suite 3900
Los Angeles, CA 90071
Attn: Stacy N. Paek

If to Lender:	Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH 43215
Attn: Real Estate Investments (1-05-701)

Any communication so addressed and sent shall be deemed to have been delivered on the earlier of (1) actual delivery, or (2) on the first Business Day after deposit with an overnight courier service, if such deposit is timely and appropriate in accordance with the requirements of such courier service for next business day delivery, in either case to the address of the intended addressee (except as otherwise provided in any Security Instrument), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or any Borrower, as the case may be. Borrower or Lender may designate a change of address within the United States of America by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

9.2 Preservation of Rights. No delay or omission on Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Lender’s action or inaction impair any such right or power. Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Lender may have under other agreements, at law or in equity.

9.3 Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

9.4 Changes in Writing. No modification, amendment or waiver of, or consent to any departure by Borrower from, any provision of this Agreement or any other Loan Document will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, if Borrower does not promptly cooperate with Lender’s request for a Correction Amendment (as hereinafter defined), Lender may modify any of the Loan Documents for the purposes of completing missing content or correcting erroneous content (a “Correction Amendment”), without the need for a written amendment, provided that Lender shall send a copy of any such modification to Borrower (which notice may be given by electronic mail). No notice to or demand on Borrower will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

9.5 Entire Agreement. This Agreement together with the other Loan Documents constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.6 Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by electronic transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by electronic transmission.

9.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that Borrower may not assign this Agreement in whole or in part without Lender’s prior written consent and Lender at any time may assign this Agreement in whole or in part.

9.8 Interpretation. In this Agreement, unless Lender and Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with generally accepted accounting principles. If this Agreement is executed by more than one party as Borrower, the obligations of such Persons will be joint and several.

9.9 Terms of Application Survive Closing. The terms and provisions of the Application and any subsequent amendments thereto, are incorporated herein by reference. All terms, covenants, conditions and agreements of the Application not expressly set forth in any of the Loan Documents shall survive the execution and delivery hereof, and remain in full force and effect. In the event any conflict exists between the terms, covenants, conditions and agreements of the Application and the Loan Documents, the terms, covenants, conditions and agreements of the Loan Documents shall control.

9.10 No Consequential Damages, Etc. Lender will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

alleged by any person or entity, including Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

9.11 Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by Lender and will be deemed to be made in the State. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the Laws of the State, excluding its conflict of laws rules. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Real Property is located; provided that nothing contained in this Agreement will prevent Lender from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. The venue provided above is the most convenient forum for both Lender and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

9.12 Modification Not an Impairment of Security. Lender, without notice, may release any part of the security described herein or may release any Person liable for the Loan without in any way affecting the priority of the Security Instrument, to the full extent of the Loan remaining unpaid hereunder, upon any part of the security not expressly released. Lender, at its option and within Lender’s sole discretion, may agree with any party obligated on the Loan or having any interest in the security described herein, to extend the time for payment of any part or all of the Loan, and such agreement shall not, in any way, release or impair the Security Instrument, but shall extend the same as against the title of all parties having any interest in said security, which interest is subject to the Security Instrument. In the event Lender (a) releases, as aforesaid, any part of the security described herein or any Person liable for the Loan; (b) grants an extension of time for the payment of the Note; (c) takes other or additional security for the payment of the Note; or (d) waives or fails to exercise any rights granted in any of the Loan Documents, any said act or omission shall not release Borrower, subsequent purchasers of the Property or any part thereof, or any Guarantor from any obligation or any covenant of any of the Loan Documents, nor preclude Lender from exercising any right, power or privilege herein granted or intended to be granted in the event of any other default then made or any subsequent default.

9.13 Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower, at its expense, will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

9.14 Sole Discretion of Lender. Wherever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

9.15 Expenses. Borrower shall pay Lender, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes. Fees and expenses imposed or incurred by Lender in connection with considering any request by Borrower for approval, modification or waiver may include a reasonable processing fee imposed by Lender and legal fees, if counsel is used (including, without limitation, in-house and outside counsel), and shall be paid or reimbursed to Lender by Borrower regardless of whether Lender shall have given such approval or waiver or agreed to such modification.

9.16 Increased Costs. On written demand, together with written evidence of the justification therefor, Borrower shall pay Lender all direct costs incurred and any actual losses suffered or payments made by Lender as a consequence of making the Loan by reason of any change in Law, or the interpretation thereof by any Governmental Authority, imposing any reserve, deposit, allocation of capital or similar requirement on Lender, its holding company or any of their respective assets.

9.17 UCC Financing Statements. Borrower authorizes Lender to file such financing statements, with or without the signature of Borrower, as Lender may elect, as may be necessary or desirable to perfect the Lender’s Lien in the Security Property. Without limiting any other provision herein, Borrower hereby authorizes Lender to file one or more financing statements and any renewal or continuation statements thereof, describing the Property and the proceeds of the Property, including, without limitation, a financing statement covering “all assets of Borrower, all proceeds therefrom, and all rights and privileges with respect thereto.” Borrower further authorizes Lender to file, with or without any additional signature from Borrower, as Lender may elect, such amendments and continuation statements as Lender may deem necessary or desirable from time to time to perfect or continue the Lender’s Lien in the Security Property. Borrower hereby ratifies any financing statements that may have been filed by Lender in advance of the date hereof to perfect Lender’s security interest in the Security Property.

9.18 Secondary Market. Lender may, at any time, sell, transfer or assign any of the Loan Documents, any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement. Lender may forward to each purchaser, transferee, assignee, servicer or participant (collectively, “Investor”), and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable. In connection therewith, Borrower agrees that it shall cooperate with Lender and use commercially reasonable efforts to facilitate the consummation of any such sale, transfer, assignment, participation or grant.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

9.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER AND LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

9.20 Time of the Essence. Time is of the essence with respect to the performance of Borrower’s and Guarantor’s obligations under the Loan Documents.

ARTICLE X

Limitation of Liability

10.1 Non-Recourse Liability. Except as hereinafter provided, the liability of Borrower and any Guarantor with respect to the payment of principal and interest hereunder shall be “non-recourse,” and Lender’s source of satisfaction of the Indebtedness and Borrower’s and Guarantor’s other obligations under the Loan Documents shall be limited to the Property and Lender’s receipt of the Rents from the Property and any other security or collateral now or hereafter held by Lender. Lender shall not seek to procure payment out of other assets of Borrower, any Guarantor or any Person comprising Borrower, nor seek any judgment (except as hereinafter provided) for any sums that are or may be payable under the Loan Documents, including any claim or judgment (except as hereafter provided) for any deficiency remaining after foreclosure of the Security Instrument. The above provisions shall not be deemed to be a release or impairment of the Loan evidenced by the Note or the security therefor intended by the other Loan Documents, nor be deemed to preclude Lender from exercising its rights to foreclose the Security Instrument or to enforce any of its other rights or remedies under the Loan Documents, including but not limited to the Guaranty Agreement. It is expressly understood and agreed that the aforementioned limitation on liability shall in no way affect or apply to the continued personal liability of Borrower or any Guarantor, jointly and severally, for all Enforcement Costs and any and all costs, expenses (including Protective Advances), losses and/or damages incurred by Lender as a result of:

(i) Fraud, willful misconduct or material misrepresentation made by any of the Borrower or Guarantor in connection with the Application, any of the Loan Documents, or any other supporting or due diligence documentation provided by Borrower or Guarantor in connection therewith;

(ii) Failure to pay any taxes which accrue prior to Lender taking title to the Property (except to the extent that Lender is holding impounds for the same), or to pay assessments, charges for labor or materials, or any other charges that could result in Liens on all or any portion of the Property (except to the extent that sums sufficient to pay such amounts have been deposited into a cash collateral account with Lender for the purpose of paying such assessments and charges), in each case, only to the extent there is sufficient net cash flow to pay such amounts;

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

(iii) Misapplication or misappropriation of: (A) proceeds of insurance covering all or any portion of the Property, (B) proceeds of the sale or condemnation of all or any portion of the Property, or (C) rentals or other income from the Property received by or on behalf of Borrower and not applied to satisfy Borrower’s obligations hereunder and/or under the Loan Documents;

(iv) Causing or permitting waste, arson or other similar damage to occur in, on or about the Property;

(v) Following an Event of Default, failure to pay to Lender all unearned advance rentals and security deposits that have been paid by tenants of the Property to the extent that such funds have not been refunded to such tenants;

(vi) Borrower’s material amendment, modification, renewal, extension or termination of any Lease (except as expressly provided for therein), without Lender’s consent, if required pursuant to the terms hereof, and the failure to deliver to Lender any Termination Fees (if required pursuant to the terms of the Loan Documents), including any amounts paid in connection with the bankruptcies or insolvencies of such tenants, and Borrower’s failure to assign any claims, proofs of claims or other rights relating to the future right to receive payment of such amounts;

(vii) Loss by fire, casualty, acts of terrorism, or other events, not compensated by insurance proceeds collected by or remitted to Lender as a result of Borrower’s failure to comply with Lender’s insurance requirements (including the payment of any required deductibles);

(viii) Failure to return to Lender or reimburse Lender for all Security Property owned by Borrower taken from the Property by or on behalf of Borrower out of the ordinary course of business and not replaced by items of like or greater value than the original value of the Security Property so removed;

(ix) Any breach of any representation, warranty, covenant or indemnity obligations under the Indemnity Agreement;

(x) Borrower’s failure to timely pay any amounts payable for all state documentary stamp taxes, recording and transfer taxes, and intangible personal property taxes, if any, which may be levied or assessed against the Loan, or any of the Loan Documents, together with all interest, penalties or charges in connection therewith.

The obligations of Borrower in subsections (i) through (x) above shall survive the repayment of the Loan and satisfaction of the Security Instrument; provided, however, the survival of subsection (ix) above shall be terminated contemporaneously with any termination of obligations under Section 6.12 of the Indemnity Agreement.

10.2 Full Recourse Liability. Borrower and Guarantor shall become personally liable, jointly and severally, for the entire amount of the Loan (including all principal, interest and other charges associated therewith) and performance under the Loan Documents in the event that: (A) Borrower violates the covenant governing the placing of secondary financing pursuant to Sections 4.11(a)(ix), 7.1(k) or 8.1(g) of this Agreement, (B) Borrower violates the covenant restricting Dispositions pursuant to Article VII of this Agreement, (C) Borrower or Guarantor

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

files a petition in bankruptcy or for the appointment of a receiver, or commences under any bankruptcy or insolvency law, proceedings for its relief or for the compromise, extension, arrangement or adjustment of its obligations, (D) Borrower colludes in an involuntary bankruptcy proceeding filed against Borrower or Guarantor which is not dismissed within ninety (90) days after the filing of same, (E) there is filed against Borrower any claim, which is not released within 90 days after filing, by reason of the operation of federal bankruptcy, state insolvency or similar creditors’ rights laws that is based on (i) the Loan being deemed a fraudulent conveyance or fraudulent transfer; or (ii) the Loan being deemed a preferential transfer, (F) in the event any Borrower Parties or any affiliate thereof challenges or disputes the validity or enforceability of any of the provisions of the Loan Documents following a Material Default, seeks to delay or impair the enforcement of Lender’s remedial rights under the Loan Documents following a Material Default under the Loan Documents, or challenges the validity, enforceability or first priority of the liens and security interests securing payment of amounts owing or payable under the terms of the Loan Documents (unless prior to such challenge Borrower has either commenced turning over all revenue (including any security deposits) from the Property or Borrower has cooperated with the appointment of a receiver to preserve and protect the Property during the pendency of such challenge), or (G) Borrower or its assets are substantively consolidated with or into any other entity or such entity’s estate in bankruptcy as a result of a material violation of Section 4.11 of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

[SIGNATURE PAGE TO FOLLOW]

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

[Borrower’s Signature Page to Loan Agreement]

BORROWER:

RPT FLATS AT CARRS HILL, LLC, a Delaware limited liability company

By:	/s/ Anne-Marie Vandenberg
Name:	Anne-Marie Vandenberg
Title:	Vice President

[LENDER’S SIGNATURE PAGE FOLLOWS]

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522

[Lender’s Signature Page to Loan Agreement]

LENDER:

NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation

By:	/s/ Todd A. Harrop
Print Name:	Todd A. Harrop
Title:	Investment Leader Real Estate Investments Authorized Signatory

The Flats at Carrs Hill, Athens, Georgia

EXHIBIT A

Legal Description

All that tract or parcel of land lying and being in Athens, Clarke-County, Georgia (G.M.D. 216) containing 14.341 acres of land, more or less, and being more particularly described as follows:

Beginning at the centerline intersection South Poplar Street and Oconee Street; thence North 38 degrees 26 minutes 11 seconds West, 143.49 feet to nail set, being the TRUE POINT OF BEGINNING; thence leaving said right-of-way South 38 degrees 46 minutes 31 seconds West 173.60 feet to a 1/2 inch rebar; thence North 69 degrees 46 minutes 44 seconds West 15.22 feet to a point; thence South 38 degrees 38 minutes 34 seconds West 18.77 feet to a 1/2 inch rebar; thence North 51 degrees 05 minutes 47 seconds West 17.47 feet to 1/2 inch rebar; thence South 38 degrees 09 minutes 15 seconds West 172.31 feet to a 1/2 inch rebar; thence North 51 degrees 39 minutes 45 seconds West 40.13 feet to a 1/2 inch rebar; thence South 38 degrees 05 minutes 09 seconds West 150.15 feet to a 1/2 inch rebar; thence South 38 degrees 10 minutes 29 seconds West 213.46 feet to a point; thence South 53 degrees 48 minutes 34 seconds East 172.19 feet to a 1/2 inch rebar; thence South 35 degrees 07 minutes 00 seconds West 69.01 feet to a point; thence South 56 degrees 01 minutes 55 seconds East 133.37 feet to a 1/2 inch rebar; thence South 34 degrees 01 minutes 45 seconds West 206.61 feet to a 1/2 inch rebar; thence South 55 degrees 58 minutes 21 seconds East 70.00 feet to a point; thence South 55 degrees 03 minutes 31 seconds East 70.01 feet to a 1/2 inch rebar; thence South 63 degrees 19 minutes 01 seconds East 75.80 feet to a 1/2 inch rebar; thence South 56 degrees 47 minutes 59 seconds East 210.16 feet to a 1/2 inch rebar; thence South 34 degrees 06 minutes 49 seconds West 209.93 feet to a 1 inch bolt; thence North 56 degrees 13 minutes 11 seconds West 192.30 feet to a 1/2 inch rebar; thence North 56 degrees 13 minutes 11 seconds West 135.73 feet to a point on centerline of the Oconee River; thence continuing along centerline North 17 degrees 10 minutes 23 seconds West 135.29 feet to a point; thence North 16 degrees 29 minutes 13 seconds West 143.19 feet to a point; thence North 15 degrees 17 minutes 20 seconds West 65.66 feet to a point; thence North 21 degrees 06 minutes 29 seconds West 282.44 feet to a point; thence North 28 degrees 32 minutes 35 seconds West 114.00 feet to a point; thence North 10 degrees 33 minutes 05 seconds West 454.73 feet to a point; thence North 18 degrees 08 minutes 26 seconds West 88.15 feet to a point; thence North 06 degrees 08 minutes 25 seconds West 50.59 feet to a point; thence North 41 degrees 58 minutes 29 seconds East 11.60 feet to a point; thence North 14 degrees 47 minutes 30 seconds East 264.68 feet to a point; thence North 33 degrees 25 minutes 14 seconds East, 148.04 feet to a point on the southerly margin of right-of-way of Oconee Street; thence along said right-of-way South 41 degrees 01 minutes 05 seconds East, 32.54 feet to a point; thence South 42 degrees 33 minutes 37 seconds East, 56.12 feet to a point; thence South 48 degrees 53 minutes 45 seconds East, 46.42 feet to a point; thence South 52 degrees 38 minutes 30 seconds East, 36.25 feet to a point; thence leaving said right-of-way South 46 degrees 17 minutes 47 seconds West, 109.30 feet to a point; thence South 54 degrees 23 minutes 38 seconds East 5.02 feet to a point; thence South 46 degrees 40 minutes 45 seconds West 50.15 feet to a point; thence South 53 degrees 31 minutes 15 seconds East 105.00 feet to a point; thence North 46 degrees 40 minutes 45 seconds East 50.00 feet to a 1/2 inch rebar; thence South 53 degrees 45 minutes 54 seconds East 90.87 feet to a 1/2 inch rebar; thence North 46 degrees 17 minutes 47 seconds East 136.64 to a point on the southwesterly margin of the variable right-of-way of Oconee Street; thence South 64 degrees 59 minutes 30 seconds East, 99.51 feet to a point; thence South 63 degrees 33 minutes 13 seconds East 130.01 feet to a point; thence South 61 degrees 59 minutes 31 seconds East 24.59 feet to a point; thence South 47 degrees 21 minutes 55 seconds East 38.63 feet to a point; thence South 38 degrees 45 minutes 06 seconds East 39.38 feet to a point; thence South 32 degrees 29 minutes 41 seconds East 24.30 feet to a point; thence South 30 degrees 46 minutes 53 seconds East 37.82 feet to a point; thence South 32 degrees 00 minutes 49 seconds East 43.16 feet to a point; thence South 32 degrees 01 minutes 58 seconds East 37.82 feet to the TRUE POINT OF BEGINNING.

The Flats at Carrs Hill, Athens, Georgia	Loan No. 00-1102522